Exhibit B-2
                                       NEW
                      TISSUE MILL ENERGY SERVICES AGREEMENT

                          Dated as of February 8, 2000

                                     Between

                     Mobile Energy Services Company, L.L.C.

                                       and

                          Kimberly-Clark Tissue Company

                                       NEW
                      TISSUE MILL ENERGY SERVICES AGREEMENT

                  THIS NEW TISSUE MILL ENERGY SERVICES AGREEMENT (this "Agreement") dated as of February 8, 2000, between MOBILE ENERGY SERVICES COMPANY, L.L.C., an Alabama limited liability company ("MESC"), and KIMBERLY-CLARK TISSUE COMPANY, a Pennsylvania corporation ("KCTC") (MESC and KCTC are sometimes referred to herein individually as a "Party" and collectively as the "Parties");

                              W I T N E S S E T H:

                  WHEREAS, MESC owns certain energy facilities in Mobile, Alabama and is engaged in the provision of steam processing services and power processing services; and

                  WHEREAS, KCTC desires to receive and purchase, and MESC desires to deliver and sell, steam processing services and power processing services to meet the requirements of KCTC Facilities;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.       Definitions and Interpretation

         (a) Definitions. As used in this Agreement, (i) the terms set forth below in this Section 1(a) shall have the respective meanings so set forth, (ii) the terms defined elsewhere in this Agreement shall have the meanings therein so specified, and (iii) capitalized terms not defined herein shall have the meaning ascribed to such terms by the MOA, including Exhibit A thereto.

                  "Acceptable Tolerance" shall have the meaning given to it in Exhibit A, for any particular Applicable Measuring Device.

                  "Actual MESC KCTC Power Production Capacity" means the actual capability (measured in KW) of MESC to deliver Power Processing Services to the KCTC Facilities at any given time.

                  "Actual MESC KCTC Steam Production Capacity" means the actual capability (measured in MMBTU/hour) of MESC to provide Steam Processing Services to the KCTC Facilities at any given time.

                  "APC" means Alabama Power Company, an Alabama corporation.

                  "Applicable Delivery Point" means, with respect to Power Processing Services, the point identified as the "KCTC Power Processing Delivery Point" in Exhibit B, with respect to Steam Processing Services, the point identified as the "KCTC Steam Processing Delivery Point" in such Exhibit, and with respect to KCTC Return Condensate, the point identified as the "KCTC Return Condensate Delivery Point" in such Exhibit.

                  "Applicable Measuring Devices" means the measuring or metering devices identified for Steam, KCTC Return Condensate or Electric Energy in Exhibit A.

                  "Attributable to MESC" means any event or occurrence which prevents the provision of Steam Processing Services or Power Processing Services at the quality specifications as defined in Sections 4(a) or 4(b) except to the extent that the failure to provide such services results from (i) any Force Majeure Event, (ii) KCTC's failure to provide KCTC Make-Up Water, (iii) a Cold Shutdown, (iv) an outage of MESC's facilities scheduled to coincide with a scheduled outage of KCTC's equipment having an expected duration of 48 hours or more, or
         (v) any act or omission of KCTC.

                  "Back-Up Power" means electricity purchased by KCTC from APC or some source other than MESC to replace Power Processing Services provided by MESC under this Agreement.

                  "Back-Up Power Cost Variance" means the difference between (i) the variable or energy cost of all Back-Up Power, Short-Term Maintenance Power and Long-Term Maintenance Power which KCTC obtains pursuant to Section 4(c) for a Billing Period to replace Power Processing Services to be supplied by MESC hereunder where MESC's failure to supply such Power Processing Services is not excused hereunder and (ii) the cost for such power if it had been obtained under this Agreement.

                  "Bankruptcy" means with respect to a Person that such Person
         (i) ceases doing business as a going concern, generally does not pay its debts as they become due or admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other Governmental Rule, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties, or makes an assignment for the benefit of creditors, or said Person takes any corporate action to authorize or that is in contemplation of the actions set forth in this clause (i); or (ii) a proceeding is initiated against the Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other Governmental Rule and, such proceeding is not dismissed within ninety (90) days after the commencement, or any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties is appointed without the consent or acquiescence of said Person, and such appointment is not vacated or stayed on appeal or otherwise within ninety (90) days after the appointment, or, within ninety (90) days after the expiration of any such stay, has not been vacated, provided that, notwithstanding the foregoing, the exercise of rights to take over operation of a Person's assets, or to foreclose on any of a Person's assets, by a secured creditor of such Person (including the appointment of a receiver or other representative in connection with the exercise of such rights) shall not constitute a Bankruptcy.

                  "Billing Period" means a Month in any Contract Year, except that the first Billing Period shall begin on the Effective Date and shall end on the last Day of the Month during which the Effective Date occurred and the last Billing Period shall end on the last Day of the last Contract Year.

                  "BTU" means one (1) British Thermal Unit.

                  "Business Day" means each weekday (Monday through Friday) except the days on which the banks in Mobile, Alabama are closed.

                  "Change of Law" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance, order or other Governmental Rule of any federal, state, county or local government, governmental agency, court, commission, department or other such entity which occurs subsequent to the date of execution of this Agreement but excluding any change in law relating to taxation of net income.

                  "Cold Shutdown" means a planned and scheduled outage of the entire Energy Complex.

                  "Contract Year" means, in the case of the First Contract Year, the period beginning on the Effective Date and ending on August 31, 2000; and, in the case of subsequent Contract Years, means the period beginning on the day immediately following the end of the preceding Contract Year and ending on the day prior to the first anniversary of such beginning day. First Contract Year refers to the first such period commencing on the Effective Date; Second Contract Year refers to the second such period; and so on.

                  "Day" means a period of twenty-four consecutive hours beginning and ending at 7 a.m. The reference date for any Day shall be the calendar date on which the twenty-four hour period begins.

                  "Default Rate" means (i) the Prime Rate plus (ii) 1.0% (100 basis points) per annum.

                  "Down Time" means the period of time during which a tissue machine is unable to engage in commercial production caused by disruptions in Power Processing Services (complete interruptions or power disturbances) to the KCTC Facilities Attributable to MESC, or disruptions in Steam Processing Services (complete interruption or steam pressure, temperature or contaminant excursion) Attributable to MESC. Down Time shall be measured from the time of the initial loss of production to the time production is or could have been (with the use of the efforts specified by Section 7(f)) restored at the rates and grades of paper being produced immediately prior to the loss of production. Power Processing Service or Steam Processing Service disruptions which result from a change by KCTC in an outage scheduled for the Tissue Mill having a duration of forty-eight (48) hours or more will not be considered Down Time. Down Time for a Contract Year shall be the sum of the Down Time for each tissue machine experienced during such Contract Year (i.e., if two tissue machines experience simultaneous Down Time for a period of four hours as a result of a disruption, then an aggregate of eight hours of Down Time shall be deemed to have occurred as a result of such disruption).

                  "Effective Date" means the Interim Closing Date.

                  "Electric Energy" has the meaning specified in Section
         4(a)(ii).

                  "Electric Energy Measuring Devices" means those devices described on Exhibit A to this Agreement.

                  "Energy Complex" means the cogeneration power production and recovery complex owned by MESC and located on the Site.

                  "Escalation Factor" means the Producer Price Index in effect during a relevant Billing Period divided by the Producer Price Index in effect on the Effective Date.

                  "Execution Date" means the date on which this Agreement is executed by the Parties.

                  "First Pricing Period" means the period from the Effective Date through August 31, 2009.

                  "Force Majeure Event" has the meaning specified in Section 12.

                  "Governmental Authority" means any national, state or local government (whether domestic or foreign), and political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau or entity, (including without limitation any zoning authority, the United States Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Alabama Public Service Commission or any comparable authority) or any arbitrator with authority to bind a party at law.

                  "Governmental Rule" means any law, rule, regulation, ordinance, order, code, Permit, judgment, decree, directive, policy or similar form of decision of any Governmental Authority having the effect and force of law.

                  "HLF Rate" means the APC rate designated as Rate HLF High Load Factor Industrial Power (including all factors, adjustments or riders applicable to electric service provided by APC under that rate) as that rate may be revised or replaced from time to time; provided, that another rate shall be treated as replacing APC HLF High Load Factor Industrial Power Rate only where the HLF Rate is substantially modified or eliminated and such other rate embodies a similar rate design and is applicable to APC's customers having load characteristics similar to those of the KCTC Facilities and being served at transmission voltages.

                  "Interim Closing Date" shall have the definition of such term set forth in the Settlement Agreement.

                  "KCTC Event of Default" has the meaning specified in Section 11(b).

                  "KCTC Facilities" means all of the facilities and equipment which KCTC or any affiliate of KCTC owns or operates now or in the future on the Site, whether or not such facilities or equipment are part of the Tissue Mill or part of the Pulp Mill.

                  "KCTC HLF Contract Capacity" means 39,750 kilowatts as long as the HLF Rate is in effect.

                  "KCTC HLF Usage" means the total of all Electric Energy delivered by MESC to KCTC during each hour of the relevant period up to a maximum in such hour of the KCTC HLF Contract Capacity multiplied by one (1) hour.

                  "KCTC Make-Up Water" means water to be provided to MESC from KCTC in order to be processed into Steam.

                  "KCTC Maximum Power Processing Demand" means 53,000 KW.

                  "KCTC Maximum Steam Processing Demand" means 292 MMBTU/hour.

                  "KCTC Power Processing Delivery Points" means the points of interconnection between the Energy Complex and the KCTC Facilities, as more particularly described in Exhibit B to this Agreement.

                  "KCTC Return Condensate" means water derived from the Steam used by the KCTC Facilities, having a conductivity limit (i) not to exceed 25 micromhos if the most cost effective method of remedying Tissue Mill condensate quality is located in the Energy Complex or (ii) not to exceed 10 micromhos if the most cost effective method of remedying Tissue Mill condensate quality is located in the Tissue Mill, in either case with the Parties sharing equally the cost of such remedy.

                  "KCTC Return Condensate Delivery Point" means the locations at which KCTC shall deliver KCTC Return Condensate to MESC pursuant to this Agreement, as more particularly described in Exhibit B.

                  "KCTC Steam Processing Delivery Point" means the locations at which MESC shall deliver Steam to KCTC Facilities pursuant to this Agreement, as more particularly described in Exhibit B.

                  "KCTC Steam Energy Flow" is the sum of the KCTC Steam 50 Flow and the KCTC Steam 300 Flow.

                  "KCTC Steam 50 Flow" means the amount of Steam measured by Steam Measuring Devices in MMBTU/hour from the applicable 50 psig header(s) and delivered to the KCTC Facilities.

                  "KCTC Steam 300 Flow" means the amount of Steam measured by Steam Measuring Devices in MMBTU/hour from the applicable 300 psig header(s) and delivered to the KCTC Facilities.

                  "KCTC Steam Processing Requirement" means the KCTC Facilities' requirement of Steam Processing Services at any given time, measured in MMBTU per hour as measured by the Applicable Measuring Devices.

                  "KW" means one (1) kilowatt.

                  "kWh" means one (1) kilowatt-hour.

                  "Labor Dispute" means any national, regional or local labor strikes, work stoppage, boycotts, walkouts and other labor difficulties or shortages, including any of the foregoing which affects access to the Energy Complex or the KCTC Facilities or the ability to ship or receive goods, including fuel or spare parts; provided however, that a "Labor Dispute" shall not include, in the case of MESC, any labor dispute at the Energy Complex or involving the employees of MESC or the Operator or, in the case of KCTC, any labor dispute at the Tissue Mill or involving the employees of KCTC.

                  "Long-Term Maintenance Power" means the power purchased by KCTC from APC or a source other than MESC that would be considered long-term maintenance power under the historical practices of the Parties during the three (3) years prior to the Effective Date.

                  "Losses" means any and all costs, expenses (including reasonable attorneys" fees), claims, demands, losses, liabilities, obligations, deficiencies, actions, lawsuits and other proceedings, judgments and awards.

                  "Maintenance Power" means Long-Term Maintenance Power and Short-Term Maintenance Power, collectively.

                  "MESC Event of Default" has the meaning specified in Section 11(a).

                  "MESH" means Mobile Energy Services Holdings, Inc.

                  "Minimum Steam Processing Services Volume" means 1,098,000 MMBTU for each of the first five Contract Years, 732,000 MMBTU for each of the Sixth Contract Year through the Tenth Contract Year, and 457,500 MMBTU for each of the Eleventh Contract Year through the Twentieth Contract Year, provided that the MMBTU amount for any Contract Year of less than twelve months shall be prorated to reflect the shorter duration of that Contract Year.

                  "MMBTU" means one million BTUs.

                  "MOA" means the Amended and Restated Master Operating Agreement dated as of July 13, 1995 among KCTC (formerly Scott Paper Company), KCTC in its capacity as Pulp Mill Owner, KCTC in its capacity as Tissue Mill Owner, S. D. Warren Company in its capacity as Paper Mill Owner, and MESC (as assignee of MESH), as that Agreement now exists or as it may be amended in the future.

                  "Month" means a calendar month which begins at 7:00 a.m. on the first calendar day of the month and ends at 7:00 a.m. on the first day of the next succeeding month.

                  "Paper Mill Owner" means the owner of the paper mill located on the Site that is purchasing from MESC Steam Processing Services or Power Processing Services provided by the Energy Complex.

                  "Permits" means all licenses, permits, franchises, approvals, authorizations, consents, waivers, exemptions, variances or orders of, or filings required by, or otherwise issued by any Governmental Authority.

                  "Person" means any natural person, corporation, partnership, firm, association, trust, unincorporated organization, limited liability company, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

                  "Power Processing Services" means the processing of various fuels and water into Electric Energy by MESC, or electricity purchased by MESC and supplied to KCTC, pursuant to the provisions of this Agreement.

                  "Prime Rate" means the "Prime Rate" as published from time to time under "Money Rates" in the Wall Street Journal.

                  "Process Water Plant" means the process water plant located on the Site with the Energy Complex and the Tissue Mill.

                  "Processing Services" means Steam Processing Services and Power Processing Services.

                  "Prudent Plant Operating Standards" means a spectrum of reasonable practices, methods and acts which (i) are commonly used to operate steam generating or processing and electricity generating equipment and associated facilities of the type that comprise the Energy Complex safely, reliably and efficiently and having due regard to all applicable Governmental Rules or (ii) in the exercise of reasonable judgment considering the facts known (or that should have been known) when such practices, methods or acts are engaged in, could have been expected to achieve the desired result safely, reliably and efficiently and having due regard to all applicable Governmental Rules, including but not limited to reasonable practices, methods and acts to
         (a) have available adequate materials and supplies to meet the Energy Complex's needs under normal conditions and reasonably anticipated abnormal conditions; (b) have available sufficient operating personnel with appropriate experience and training to operate facilities of the type that comprise the Energy Complex properly and efficiently and to respond to reasonably anticipated abnormal conditions; (c) perform preventative, routine and non-routine maintenance and repairs appropriate for facilities of the type that comprise the Energy Complex; (d) perform monitoring and testing appropriate for facilities of the type that comprise the Energy Complex to ascertain whether the equipment will function as expected under both normal and reasonably expected abnormal conditions; and (e) operate equipment with appropriate regard to safety and equipment limitations for facilities of the type that comprise the Energy Complex.

                  "psig" means pounds per square inch gauge.

                  "Pulp Mill" means the pulp mill formerly operated by KCTC in Mobile, Alabama.

                  "Qualified Energy Complex Operator" means (a) MESC, (b) a Person that has demonstrated that it operated steam and electricity production facilities of similar size and complexity to the Energy Complex in a manner consistent with Prudent Plant Operating Standards (including liquor processing activities if MESC is at that time contractually obligated to provide liquor processing services to another party) for three of the last five years (or a direct or indirect wholly-owned subsidiary of such a Person), or (c) any other Person approved by KCTC, which approval shall not be unreasonably withheld.

                    "RTPD Rate" means the APC rate designated as RTPD Real Time Pricing - Day Ahead (Restricted) (including all factors, adjustments or riders applicable to electric service provided by APC under that rate) as that rate may be revised or replaced from time to time; provided that another rate shall be treated as replacing APC's RTPD Real Time Pricing - Day Ahead (Restricted) rate only where the RTPD Real Time Pricing - Day Ahead (Restricted) rate is substantially modified or eliminated and such other rate embodies a similar rate design and is applicable to APC's customers having load characteristics similar to those of the KCTC Facilities, and being served at transmission voltages.

                  "Second Pricing Period" means the period from September 1, 2009 through August 31, 2014.

                  "Senior Management" means, with respect to a Party or the Paper Mill Owner, a senior officer of such Party or Paper Mill Owner, having responsibility for the business of the facility controlled by such entity.

                  "Settlement Agreement" means that certain Settlement Agreement dated as of February 8, 2000 among the Parties and Mobile Energy Services Holdings, Inc.

                  "Short-Term Maintenance Power" means the power purchased by KCTC from APC or a source other than MESC that would be considered short-term maintenance power under the historical practices of the Parties during the three (3) years prior to the Effective Date.

                  "Steam" means steam having the characteristics set forth in
         Section 4(b)(ii).

                  "Steam Measuring Devices" means those devices described on Exhibit A to this Agreement which are capable of measuring the quantity and quality of Steam delivered by MESC to the Tissue Mill pursuant to this Agreement.

                  "Steam Processing Services" means the processing of KCTC Return Condensate and KCTC Make-Up Water into Steam by MESC pursuant to the provisions of this Agreement.

                  "Steam Services Price Escalator" shall have the meaning given to it in Section 9(a).

                  "Taxes" means all federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amount with respect thereto.

                  "Term" has the meaning specified in Section 2.

                  "Third Pricing Period" means the period from September 1, 2014 through August 31, 2019.

                  "Tissue Mill" means KCTC's tissue mill located in Mobile, Alabama.

                  "Waste Water Treatment Plant" means the waste water treatment plant located on the Site with the Energy Complex and the Tissue Mill.

         (b) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (v) reference to any Governmental Rule means such Governmental Rule as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including".

         (c) Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof or thereof.

         (d) Titles and Headings. Section and Exhibit titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

2.       Term

         This Agreement will not be effective until MESC has been authorized to enter into this Agreement by an order of the United States Bankruptcy Court for the Southern District of Alabama in case No. 99-10168, or of another court of competent jurisdiction. This Agreement shall have a term (the "Term") commencing on the Effective Date and ending on August 31, 2019 unless terminated earlier in accordance with the terms hereof. The Agreement may be extended for such further periods as the Parties may mutually agree. Those provisions of this Agreement which relate to the enforcement of rights and obligations accruing before termination shall survive termination of this Agreement to the extent necessary to enforce such rights and obligations.

3.       Operation

(a) Operator. Southern Energy Resources, Inc. ("SERI") currently operates and maintains the Energy Complex under a contract with MESC. MESC may replace SERI with a Qualified Energy Complex Operator.

(b) Governmental Notices. MESC and KCTC shall each provide to the other any written notice either sends to, or receives from, a Governmental Authority with respect to the noncompliance or alleged noncompliance by MESC or the Energy Complex or KCTC or the Tissue Mill with any Environmental Law.

4.       Processing Services

(a)      Power Processing Services.

                  (i) Subject to the terms and conditions of this Agreement and subject to the provision by KCTC of KCTC Make-Up Water and gas as required hereunder or under the MOA, MESC shall provide to KCTC on a continuous, firm basis a quantity of Power Processing Services equal to KCTC's Electric Energy requirements at the KCTC Facilities; provided however, that MESC's obligation to provide such Power Processing Services shall not exceed the KCTC Maximum Power Processing Demand. Any electricity or Power Processing Services utilized by the KCTC Facilities during the Term up to the KCTC Maximum Power Processing Demand shall be purchased from MESC to the extent MESC can supply such electricity or Power Processing Services.

                 (ii) All electric energy ("Electric Energy") provided hereunder by MESC shall be in the form of three-phase alternating current, having a nominal frequency of approximately sixty cycles per second, and otherwise be consistent with standard electric utility power. Further, that Electric Energy provided by MESC from its on-site generation shall have a nominal voltage of 13,800 volts (13,200 minimum and 14,400 maximum) measured at all of the 13,800 volt MESC Buses; provided that for billing purposes all Electric Energy shall be deemed to be delivered at 115,000 volts.

                  (iii) The initial volume estimate for Power Processing Services for the Tissue Mill during the First Contract Year is 385,000 megawatt-hours, and KCTC shall provide, on or before the commencement of each subsequent Contract Year during the Term, a volume estimate for Power Processing Services for such Contract Year.

                  (iv) In the event that KCTC's requirements for Power Processing Services for the KCTC Facilities exceed or are anticipated in the future to exceed the KCTC Maximum Power Processing Demand then KCTC shall offer in writing to MESC the opportunity to meet the amount of such requirements in excess or projected to be in excess of the KCTC Maximum Power Processing Demand (such excess or projected excess, the "KCTC Increased Power Processing Demand") under the terms and conditions of this Agreement. Such an offer shall be made by KCTC to MESC no later than ten days after the end of any month in which KCTC's requirements for Power Processing Services or Electric Energy for the KCTC Facilities exceeds the KCTC Maximum Power Processing Demand. If MESC accepts such offer by notice to KCTC within thirty (30) days of MESC's receipt of that offer, then effective as of the date specified by MESC in its acceptance of KCTC's offer (which date may be no later than one hundred twenty (120) days from the date MESC received KCTC's offer), the KCTC Maximum Power Processing Demand shall be increased by an amount equal to the KCTC Increased Power Processing Demand. If MESC does not accept such offer from KCTC within thirty (30) days of its receipt by MESC (with a failure to respond being deemed a failure to accept), then KCTC may obtain Power Processing Services or Electric Energy sufficient to meet the KCTC Increased Power Processing Demand from an alternative source. MESC shall allow KCTC to utilize without charge MESC's existing distribution facilities to deliver any Power Processing Services or Electric Energy KCTC is permitted to obtain from a source other than MESC, provided that MESC shall be under no obligation to add additional facilities to accommodate Power Processing Services or Electric Energy obtained by KCTC from a source other than MESC.

(b)      Steam Processing Services.

                  (i) Subject to the terms and conditions of this Agreement, and subject to the provision by KCTC of KCTC Make-Up Water and gas as required hereunder or under the MOA, MESC shall provide to KCTC on a continuous, firm basis a quantity of Steam Processing Services equal to KCTC's Steam requirements at the KCTC Facilities. KCTC shall purchase all of its Steam requirements for the KCTC Facilities from MESC up to the KCTC Maximum Steam Processing Demand.

                  (ii) All Steam provided by MESC as part of such Steam Processing Services shall be in the form of turbine quality steam with a contaminant level not to exceed one part per million of total dissolved solids and a temperature of 330 (305 minimum to 380 maximum) degrees Fahrenheit and minimum 8 degrees Fahrenheit superheat measured after the final desuperheater for 50 psig Steam (47 psig minimum to 55 psig maximum) measured at the MESC header, and 445 (431 minimum to 465 maximum) degrees Fahrenheit and minimum 12 degrees Fahrenheit superheat measured at the desuperheaters on the two lines that supply the Tissue Mill for 300 psig Steam (290 psig minimum to 315 psig maximum) measured at the MESC header.

                  (iii) The initial volume estimate for Steam Processing Services for the Tissue Mill during the First Contract Year is 1,830,000 MMBTU, and KCTC shall provide, on or before the commencement of each subsequent Contract Year during the Term, a volume estimate for Steam Processing Services for such Contract Year.

                  (iv) In the event that KCTC's requirements for Steam Processing Services or steam for the KCTC Facilities exceed or are anticipated in the future to exceed the KCTC Maximum Steam Processing Demand then KCTC shall offer in writing to MESC the opportunity to meet the amount of such requirements in excess or projected to be in excess of the KCTC Maximum Steam Processing Demand (such excess or projected excess, the "KCTC Increased Steam Processing Demand") under the terms and conditions of this Agreement. Such an offer shall be made by KCTC to MESC no later than ten days after the end of any month in which KCTC's requirements for Steam Processing Services or Steam for the KCTC Facilities exceeds the KCTC Maximum Steam Processing Demand. If MESC accepts such offer by notice to KCTC within thirty (30) days of MESC's receipt of that offer, then effective as of the date specified by MESC in its acceptance of KCTC's offer (which date may be no later than one hundred twenty (120) days from the date MESC received KCTC's offer):
         (x) the KCTC Maximum Steam Processing Demand shall be increased by an amount equal to the KCTC Increased Steam Processing Demand, and (y) the Minimum Steam Processing Services Volume for each full or partial Contract Year remaining in the Term shall be increased by an amount equal to (1) the KCTC Increased Steam Processing Demand multiplied by
         (2) the fraction produced by dividing the Minimum Steam Processing Services Volume for such Contract Year by the KCTC Maximum Steam Processing Demand in each case as in effect on the day prior to such acceptance, provided that for any partial Contract Year the amount of the increase to the Minimum Steam Processing Services Volume for such Contract Year shall be prorated. If MESC does not accept such offer from KCTC within thirty (30) days of its receipt by MESC (with a failure to respond being deemed a failure to accept), then KCTC may obtain Steam Processing Services or Steam sufficient to meet the KCTC Increased Steam Processing Demand from an alternative source. In such event, MESC shall provide reasonable assistance to KCTC (at no cost to MESC) in delivering such Steam Processing Services or steam to the KCTC Facilities, including allowing KCTC to utilize without charge MESC's existing steam delivery facilities to deliver any Steam Processing Services or steam KCTC is permitted to obtain from a source other than MESC under the preceding sentence, provided that MESC shall be under no obligation to add additional facilities to accommodate Steam Processing Services or steam obtained by KCTC from a source other than MESC; and provided further that any loss of production by the Tissue Mill resulting from the supply of Steam Processing Services or steam by KCTC or a third party or the interconnection of such supplier to MESC's steam distribution facilities shall not result in Down Time.

         (c) Transition Rates for Power and Steam Processing Services. The Electric Energy specifications described in Section 4(a)(ii) and Steam specifications described in Section 4(b)(ii) shall apply, provided the rate of change in KCTC's power and Steam demand levels comply with the following limit:

(1-hr rolling average change in {#/hr} Steam demand) + [(1-hr rolling average change in {MW} power demand) * (60,000 #/hr) / (8 MW)] less than 120,000 #/hr

         (d) Back-up Power. Throughout the Term, and subject to compensation under Section 6(a)(ii), KCTC shall maintain maintenance and back-up Electric Energy contracts that will provide Back-Up Power for the KCTC Facilities, MESC and Paper Mill Owner. KCTC will not cause or permit the 1983 APC Contract or the 1986 APC Contract to be amended in any material manner without the consent of both MESC and the Paper Mill Owner.

5.       Delivery; Title; Metering

         (a) Delivery and Title. Each item to be delivered from a Party to the other Party under this Agreement shall be delivered at its Applicable Delivery Point. KCTC shall at all times have and maintain title to the KCTC Make-Up Water and KCTC Return Condensate. KCTC shall be deemed to have care, custody and control of all KCTC Return Condensate and KCTC Make-Up Water until such items are delivered to MESC at their Applicable Delivery Points, whereupon MESC shall be deemed to have care, custody and control of such items. MESC shall be deemed to have care, custody and control of all Steam and Electric Energy until such items are delivered to KCTC at their Applicable Delivery Points, whereupon KCTC shall be deemed to have care, custody and control of each such item.

         (b)      Measuring Devices.

                  (i) Reading and Testing. Readings of each of the Applicable Measuring Devices shall be taken and recorded, and inspections, tests and calibrations shall be performed, in accordance with generally accepted engineering practices and standards applicable to utility metering and the provisions set forth with respect to each such Applicable Measuring Device in Exhibit A. MESC and KCTC shall each be responsible for one-half of all costs of the third party contractor who will perform such inspection and testing (the "Metering Contractor") except under the circumstances indicated in Section 5(b)(ii). MESC shall be responsible for reading all Applicable Measuring Devices, and will, subject to KCTC approval (which shall not be unreasonably withheld), contract with the Metering Contractor. MESC shall have the right to conduct routine maintenance on, and to perform emergency repairs with respect to, the Applicable Measuring Devices, provided it shall notify KCTC that such maintenance or emergency repair will take place. A Party shall be given access to all Applicable Measuring Devices located on the property of the other Party upon reasonable notice to such other Party, and each Party shall have the right to be present during any readings, inspections or tests of the Applicable Measuring Devices. Except with respect to the inspection and testing functions carried out by the Metering Contractor and with respect to the routine maintenance or emergency repairs carried out by MESC in accordance with this Section 5(b)(i), the Parties shall not, and shall not permit others to, adjust, modify or otherwise interfere with or replace any component of the Applicable Measuring Devices unless each of the Parties agrees in writing, such approval not to be unreasonably withheld or delayed. If an Applicable Measuring Device is adjusted, modified or interfered with contrary to this Section 5(b)(i), the portion of the Applicable Measuring Device which the Parties agree may have been affected shall be tested by the Metering Contractor, and the cost of such test shall be borne by the Party which so adjusted, modified or interfered with such Applicable Measuring Device. If the Applicable Measuring Device so tested is determined to be accurate, such Applicable Measuring Device shall be certified and sealed by the Metering Contractor.

                  (ii) Additional Tests. KCTC or MESC may at any time schedule additional testing of any Applicable Measuring Device, upon reasonable notice to the other Party. The Party conducting the additional test shall permit the other Party to be present during such test and shall promptly notify the other Party of the results of such test. All such additional tests shall be conducted in accordance with generally accepted engineering practices and standards applicable to utility metering. The cost of any additional test scheduled by a Party shall be borne by such Party, unless the test yields an error in readings which is greater than the acceptable tolerance for such Applicable Measuring Device set forth in Exhibit A (the "Acceptable Tolerance"), in which case the cost of the test shall be borne by the Party that owns such device.

         (c)      Adjustments for Inaccuracies.

                  (i) Adjustments to Applicable Measuring Devices. In the event that an Applicable Measuring Device fails to register, or is discovered upon testing to reveal an error in readings which is greater than the Acceptable Tolerance for such Applicable Measuring Device, MESC shall, upon notification to KCTC, adjust such Applicable Measuring Device as soon as is practicable so as to read accurately. Consistent with current practice, until such time as MESC or the Metering Contractor can adjust an Applicable Measuring Device which has failed to register, the measurement of such device shall be deemed to be the average of a recent measuring period, not to exceed 24 hours, in which the Measuring Device was registering accurately, and all calculations hereunder which rely upon such measurement shall employ such average amount, subject to adjustment pursuant to Section 5(c)(ii).

                  (ii) Adjustments to Records and Charges. In the event that the tests conducted in accordance with Section 5(b) reveal an error in readings with respect to an Applicable Measuring Device which is greater than the Acceptable Tolerance for such Applicable Measuring Device, (i) each Party shall retroactively adjust all billings and records of readings related to such inaccurate device for the period of the inaccuracy (which shall not exceed the period since the last Applicable Measuring Device test or three (3) months, whichever is smaller) by one-half of the amount of the variance and (ii) each Party which benefited from such inaccuracy shall pay to the Party entitled to such amount the amount by which such benefiting Party had underpaid or over-collected for Services delivered hereunder due to such inaccuracy. In the event that the tests conducted in accordance with Section 5(b) reveal an error in readings with respect to an Applicable Measuring Device which is less than or equal to the Acceptable Tolerance for such Applicable Measuring Device, there shall be no adjustments in accordance with this Section 5(c)(ii) and all previous records of and billings related to the Applicable Measuring Device in question shall be considered accurate.

         (d)      Back-Up Metering.

                  At KCTC's option and expense, back-up meters and associated metering equipment independent of the Applicable Measuring Devices may be installed at the KCTC Facilities; and such back-up meters and metering equipment shall be used in accordance with the practices and procedures established by the Parties for billing adjustments of discovered billing meter inaccuracies.

6.       Billing

(a)      Billing.

                  (i) Within ten days after the end of each Billing Period, MESC shall:

                           (1) render an invoice to KCTC setting forth (a) all
                  amounts due to MESC pursuant to this Agreement for the immediately preceding Billing Period and all amounts remaining unpaid from previous Billing Periods and (b) the amount, if any, by which the amount set forth in clause (a) has been reduced as a result of an offset calculated in accordance with
                  Section 6(c); and

                           (2) provide KCTC with a report for such Billing
                  Period substantially in the form of Exhibit C.

                  (ii) Within ten days after the end of each Billing Period, KCTC shall render an invoice to MESC setting forth (a) all amounts due to KCTC pursuant to this Agreement for the immediately preceding Billing Period under Section 7(b) and for the Back-Up Power Cost Variance, including copies of all Back-Up Power bills to KCTC, and all amounts remaining unpaid from previous Billing Periods and (b) the amount, if any, by which the amount set forth in clause (a) has been reduced as a result of an offset calculated in accordance with Section 6(c).

                  (iii) Any balance set forth in an invoice rendered under clause (i) or (ii) shall be paid by the Party receiving such invoice within thirty days after receipt of the invoice. Any invoice not paid within thirty days after receipt will bear interest at the Default Rate from the due date to the date paid.

                  (iv) Failure by either Party to render an invoice to the other Party for any amount due from the other Party within one year after the end of the Billing Period in which such amount accrued shall preclude that Party from subsequently rendering an invoice for that amount.

         (b) Disputes. Within one year after receiving an invoice pursuant to
Section 6(a), the Party receiving such invoice may, by written notice to the Party rendering the invoice, dispute, in good faith, any amount set forth in such invoice, provided that the disputing Party shall pay all invoiced amounts pursuant to Section 6(a)(iii). If any dispute under this Section 6(b) alleges the inaccuracy of a charge for Power Processing Services or Steam Processing Services due to the inaccuracy of an Applicable Measuring Device, either Party may, pursuant to Section 5(b), request an additional test of such Applicable Measuring Device, and the appropriate adjustment to such charge shall be made in accordance with Section 5(c). Any dispute relating to any charge payable from a Party to the other Party hereunder that is not resolved by the Parties within fifteen days of the receipt of notice of such dispute shall be resolved as provided in Section 15. If the dispute (or any portion thereof) is resolved in favor of the disputing Party, the other Party shall within seven Business Days of the date of such resolution pay to the disputing Party amounts corresponding to such portion of the dispute which has been resolved in favor of the disputing Party plus interest on such amounts from the date payable pursuant to Section 6(a) to the date paid at the Default Rate.

         (c) Offsetting Charges. Each Party shall have the right to set-off against sum certain amounts payable to the other Party (i) any sum certain amounts paid by such Party for, or on behalf of, such other Party, (ii) any undisputed sum certain amounts due such Party from such other Party under this Agreement or any Project Document and (iii) any overpayment by such Party to such other Party which is either undisputed by such other Party or which has been determined to constitute an overpayment in accordance with Section 6(b).

         (d) Records; Inspection. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations or charges made pursuant to this Agreement, or in verifying such Party's performance hereunder. All such records shall be retained by each Party for at least one calendar year following the calendar year in which such records were created. Each Party shall make such records available to the other Party for inspection and copying, at the other Party's expense, upon at least three Business Days prior notice during such Party's regular business hours. Each Party and its agents, including auditors, shall have the right (upon thirty days notice prior to the end of an applicable one calendar year period) to request copies of such records. Each Party shall provide such copies, at the other Party's expense, within thirty days of receipt of such notice or shall make such records available to the other Party and its agents, including auditors, in accordance with the foregoing provisions of this Section.

7.       Outages

(a)      Outages.

(i) Cold Shutdown Shortfall Allowance. "Cold Shutdown Shortfall Allowance" shall mean the number of hours that Processing Services to KCTC may be interrupted in whole or in part because of a Cold Shutdown without resulting in any Down Time. The Cold Shutdown Shortfall Allowance for each planned outage shall be equal to the number of hours in the Cold Shutdown Shortfall Allowance Account at the start of such planned outage. Thirty-two (32) hours shall be added to the Cold Shutdown Shortfall Allowance Account January 1st of each calendar year beginning with 2000. An additional twenty-four (24) hours shall be added to the Cold Shutdown Shortfall Allowance Account on the Effective Date. After each Cold Shutdown, MESC and KCTC shall jointly determine the hours during such outage that shall count against the Cold Shutdown Shortfall Allowance for that outage, and no partial or complete interruptions in Processing Services to KCTC during such hours shall constitute Down Time. MESC may retain up to twenty-four (24) hours in the Cold Shutdown Shortfall Allowance Account following a Cold Shutdown.

(ii) MESC and KCTC will meet in July of each year during the Term (commencing July 2000) to discuss and plan tissue machine and boiler and turbine unit outages for the coming Contract Year. MESC and KCTC will coordinate planned equipment outages to the extent reasonably possible to permit MESC to accomplish its scheduled maintenance to be performed outside of Cold Shutdowns without causing Down Time. KCTC will schedule outages for its equipment for a time and duration reasonably consistent with its historical practices. Once a schedule has been set for outages of KCTC equipment for a Contract Year, MESC's obligations to provide Power Processing Services up to the KCTC Maximum Power Processing Demand and Steam Processing Services up to the KCTC Maximum Steam Processing Demand shall be reduced during every scheduled outage of KCTC equipment having an expected duration of 48 hours or more shown in such schedule by the load imposed by such equipment for the scheduled period of the outage. KCTC may change the timing or duration of any such outage in its sole discretion, but unless MESC has consented to the change, MESC shall continue to be entitled to the reductions in its obligations to provide Power Processing Services and Steam Processing Services of an amount and duration based upon, and at the time set by, the outage schedule prior to any such change.

(iii) Notice. MESC shall provide notice in advance of any outage commencement period (it being understood that notice of forced outages may be given orally as soon as is reasonably practical following the commencement of such forced outage). Notice of an outage shall include the expected start date of the outage, the estimated amount of unavailable steam processing and electric generating capacity of the Energy Complex and the expected completion date of the outage.

         (b) Down Time/Up Time Compensation. MESC will compensate KCTC for each hour of Down Time in excess of fifty hours per Contract Year at the rate of $10,000 (multiplied by the Escalation Factor) per hour of Down Time, up to a maximum of $1,500,000 per Contract Year. For each Contract Year in which fewer than fifty hours of Down Time occur, KCTC will compensate MESC at the rate of $5,000 (multiplied by the Escalation Factor) per hour for the difference between fifty hours and the actual number of hours of Down Time. The fifty hours and $1.5 million referred to in this subsection shall be prorated for any Contract Year of less than 12 months. KCTC waives any rights it has under Section 7.3(c) of the MOA to reductions in charges or payments from MESC or Liquidated Damages because of Down Time.

         (c) Determination of Down Time. Upon the occurrence of any loss of production by the Tissue Mill caused by a failure of MESC to provide Steam Processing Services or Power Processing Services as required under this Agreement, KCTC shall within a reasonable time make a preliminary determination of the causes of such loss of production and calculate any resulting Down Time. KCTC shall provide such preliminary determination and its calculations to MESC for its review and comment. In evaluating KCTC's preliminary determination and its calculation of Down Time, MESC shall have reasonable access to the records specified in Section 7(d) of this Agreement. MESC shall provide its comments within five (5) Business Days to KCTC. KCTC will then provide to MESC its final calculation of such Down Time. Any dispute between MESC and KCTC regarding the amount of Down Time calculated by KCTC shall be resolved in accordance with
Section 15 of this Agreement, but the existence of such dispute shall not excuse payment of the compensation required by Section 7(b), or prevent resort to the remedies set forth in Section 7(e).

         (d) Maintenance of Records Related to Down Time. KCTC shall maintain and allow MESC reasonable access to records related to each tissue machine adequate to allow MESC to verify when disruptions in Electric Energy or Steam supply caused interruptions in commercial production by that machine, the causal relationship between the disruption in supply and the interruption in commercial production, when commercial production by that tissue machine was restored, and the factors that determine when commercial production could be restored.

         (e) KCTC Remedies Following 200 Hours of Down Time in a Year. If MESC incurs more than two hundred (200) hours of Down Time in a Contract Year, then

(i)      MESC must as promptly as practical and in any event within six (6) days

         (A) restore Steam Processing Services and Power Processing Services to the KCTC Facilities and

         (B) after consultation with KCTC, place into service additional temporary Steam production capacity sufficient to provide Steam Processing Services up to the KCTC Maximum Steam Processing Demand at the Steam quality specified in Section 4(b)(ii) (or as may be otherwise agreed by the Parties) to the KCTC Facilities by either activating an existing boiler or putting into service one or more package boilers, and

(ii) MESC will as soon as reasonably possible thereafter prepare and provide to KCTC a cure plan that addresses the underlying causes of the two hundred (200) hours of Down Time not previously remediated and will within sixty (60) days of restoring service under Section 7(e)(i)(A) implement the cure plan, provided that if MESC initiates and pursues such cure plan expeditiously and cannot complete it within such sixty
         (60) day period, it may have an additional thirty (30) days to complete implementation of such cure plan. Pending preparation and implementation of the cure plan, MESC shall continue to have available and operate as necessary the additional Steam production capacity described in Section 7(e)(i)(B).

(iii) If MESC fails to meet its obligations under Section 7(e)(i) or Section 7(e)(ii), then KCTC may terminate this Agreement on ten (10) days notice to MESC. If, within three (3) Business Days of receipt of such notice, MESC notifies KCTC that it will pay the amount prescribed in
         Section 7(b) for any additional hours of Down Time incurred from the date of delivery of the notice of termination until the end of the Contract Year in which such notice is given, the notice of termination will be deemed withdrawn, and KCTC will have no right to terminate this Agreement based on the occurrence of Down Time in such Contract Year.

(iv) If MESC meets its obligations under Section 7(e)(i) and Section 7(e)(ii), but an additional fifteen (15) hours of Down Time occur after restoration of service under Section 7(e)(i)(A) and within the same Contract Year in which the 200 hours of Down Time have occurred, then KCTC shall have the right, on twenty-four hours notice to MESC, to operate the temporary Steam production capacity placed into service under Section 7(e)(i)(B). At any time KCTC is operating the Steam production capacity as permitted under this Section 7(e)(iv), or is exercising its "Step-In-Rights" under Section 11.4(a)(ii) of the MOA, no Down Time shall occur as a result of any loss of commercial production by a tissue machine.

(v) This Section 7 sets forth KCTC's exclusive remedies for a failure by MESC to provide Steam Processing Services or Power Processing Services that results in Down Time, except for any applicable Back-Up Power Cost Variance for Back-Up Power at times when MESC is not paying the compensation set forth in Section 7(b).

         (f) KCTC Response to Down Time Events. Upon the occurrence of a shortfall in Steam Processing Services or Power Processing Services by MESC that could cause one or more tissue machines to cease commercial production, KCTC will act reasonably to maintain as many tissue machines engaged in commercial production as is practicable under the circumstances. Upon the occurrence of Down Time, KCTC will act with reasonable expediency under the circumstances to restore commercial production by all its tissue machines.

8.       KCTC Power Processing Charge

         For each Billing Period during the Term, KCTC shall pay MESC a charge for Power Processing Services (the "KCTC Power Processing Charge") calculated as set forth in subsections 8(a), 8(b) and 8(c).

         (a) First Pricing Period. For each Billing Period during the First Pricing Period, the KCTC Power Processing Charge will be equal to the sum of HLF Revenue and RTPD Revenue.

                  (i) HLF Revenue. The "HLF Revenue" for a Billing Period shall mean the amount that KCTC would have been charged under the HLF Rate for the KCTC HLF Usage during such Billing Period and assuming that the contractual capacity for purposes of applying the HLF Rate is the KCTC HLF Contract Capacity and assuming that all such contract capacity is delivered at 115,000 volts. The HLF Rate in effect as of the Effective Date is attached to this Agreement as Exhibit D. If the HLF Rate is eliminated by APC and not replaced, the HLF Revenue for a Billing Period that falls in whole or in part after the date on which the HLF Rate was eliminated shall be equal to (A) the amount calculated under the first sentence of this Section 8(a)(i) using the HLF Rate as it existed immediately prior to its elimination multiplied by (B) the HLF Escalation Factor. The "HLF Escalation Factor" for a Billing Period shall be equal to (A) the price for electricity shown by the HLF Market Index for such Billing Period divided by (B) the price for electricity shown by the HLF Market Index for the Billing Period during which the HLF Rate was eliminated. The "HLF Market Index" shall mean an index or combination of indices agreed to by the Parties that reflects the market price for electricity sold at wholesale on a firm basis in the Southeastern United States. The Parties intend that such index or indices be publicly available, liquid and generally recognized in the power industry as reflecting actual pricing for electricity purchases and sales in the Southeastern United States. In the event that the Parties are unable to agree upon the index or combination of indices to be used by the start of the Billing Period in which the HLF Tariff is eliminated, then the appropriate index or combination of indices will be determined through binding arbitration conducted in accordance with the dispute resolution process provided in Section 15. If the failure of the Parties to agree upon the appropriate index or combination of indices to be used as the HLF Market Index would delay determination of the amount of the KCTC Power Processing Charge, then MESC shall calculate the HLF Revenue on an interim basis using an HLF Escalation Factor of one (1.0). Once the appropriate index or combination of indices has been determined, MESC will recalculate the HLF Revenue for any affected Billing Periods and will adjust the KCTC Power Processing Charge for those affected Billing Periods. Within ten (10) days after MESC notifies KCTC of the net amount of such adjustments KCTC shall pay to MESC any positive net amount, or MESC shall pay to KCTC any negative net amount, of such adjustments with interest (calculated on the individual balances for the affected Billing Periods) at the Prime Rate through the day immediately prior to the date on which such payment is made. If the HLF Rate is replaced by another rate which embodies a similar rate design and which is applicable to APC's customers having load characteristics similar to those of the KCTC Facilities and being served at transmission voltages, then that replacement rate shall be used to calculate HLF Revenue.

                  (ii) RTPD Revenue. The "RTPD Revenue" for a Billing Period shall mean the amount that KCTC would have been charged under the RTPD Rate, assuming delivery at 115,000 volts to the KCTC Facilities during such Billing Period, for the hourly sum of metered energy (kWh) usage in each hour of the Billing Period in excess of the KCTC HLF Contract Capacity multiplied by one hour (the "KCTC RTPD Usage"). The RTPD Rate in effect as of the Effective Date is attached to this Agreement as Exhibit E. If the RTPD Rate is eliminated by APC and not replaced, then the RTPD Revenue for a Billing Period that falls in whole or in part after the date on which the RTPD Rate was eliminated shall be equal to the RTPD Index Price Revenues, plus appropriate adjustments to reflect the cost of transmission services from the pricing point reflected in the RTPD Index, losses from that pricing point to the Applicable Measuring Devices (to the extent not included in the transmission charge), any required ancillary services not reflected in the RTPD Index, any taxes applicable to the provision of Power Processing Services to KCTC, and any other factors that should be taken into account to cause the resulting amount to reflect accurately the market price for the Power Processing Services provided by MESC to KCTC to meet the KCTC RTPD Usage. The "RTPD Index Price Revenues" for a Billing Period shall mean the sum of the amounts produced by multiplying for each hour during the Billing Period the KCTC RTPD Usage in that hour by the price reflected in the RTPD Index for such hour. The "RTPD Index" shall mean an index or combination of indices agreed to by the Parties that reflects the market price in each hour on a day ahead basis for electricity sold at wholesale on a firm basis in the Southeastern United States. The Parties intend that such index or indices be publicly available, liquid and generally recognized in the power industry as reflecting actual hourly prices for electricity purchases and sales in the Southeastern United States. In the event that the parties are unable to agree upon the index or combination of indices to be used by the start of the Billing Period in which the RTPD Rate is eliminated, then the appropriate index or combination of indices will be determined through binding arbitration conducted in accordance with the dispute resolution process provided in Section 15. If the failure of the Parties to agree on the appropriate index or combination of indices to be used as the RTPD Index would delay determination of the KCTC Power Processing Charge, then MESC shall calculate any RTPD Revenue necessary to determine such KCTC Power Processing Charge on an interim basis using the index or combination of indices that it believes should be adopted as the RTPD Index. Once the appropriate index or combination of indices has been determined through the dispute resolution process, MESC shall recalculate the RTPD Revenue for any affected Billing Periods and shall adjust the Power Processing Charge for those affected Billing Periods. Within ten (10) days after MESC notifies KCTC of the net amount of such adjustments KCTC shall pay to MESC or MESC shall pay to KCTC, as applicable, the net amount of such adjustments with interest (calculated on the individual balances for the affected Billing Periods) at the Prime Rate through the day immediately prior to the date on which such payment is made. If the RTPD Rate is replaced by another rate which embodies a similar rate design and which is applicable to APC's customers having load characteristics similar to those of the KCTC Facilities and being served at transmission voltages, then that replacement rate shall be used to calculate RTPD Revenue.

         (b)      Second Pricing Period.

                  (i) HLF Rate and RTPD Rate Are Available. If at the beginning of the Second Pricing Period the HLF Rate and RTPD Rate are both still in effect, and KCTC has not elected to exercise the Second Pricing Period Market Price Option pursuant to Section 8(b)(ii), then for each Billing Period during the Second Pricing Period, KCTC shall pay MESC a KCTC Power Processing Charge equal to the sum of (1) the HLF Revenue for such Billing Period and (2) the RTPD Revenue for such Billing Period; provided that if the HLF Rate is eliminated and not replaced during the Second Pricing Period, then the HLF Revenue shall be calculated using an HLF Escalation Factor equal to one (1.0); and provided further that if the HLF Rate and the RTPD Rate are both eliminated and not replaced during the Second Pricing Period, then the KCTC Power Processing Charge for the first Billing Period in which both the HLF Rate and the RTPD Rate are no longer in effect and for each Billing Period thereafter in the Second Pricing Period will be determined in accordance with Section 8(b)(ii).

                  (ii) Second Pricing Period Market Price Option. By written notice provided to MESC at least ten (10) days in advance of the Second Pricing Period, KCTC may elect (such right to elect, the "Second Pricing Period Market Price Option") to have the KCTC Power Processing Charge determined during the Second Pricing Period by reference to an index or combination of indices agreed upon by the Parties as reflecting market prices for electricity in the Southeastern United States instead of being determined in accordance with Section 8(b)(i). If KCTC elects to exercise the Second Pricing Period Market Price Option, then for each Billing Period during the Second Pricing Period KCTC shall pay MESC a charge based upon the price determined by such index or combination of indices (adjusted as described below) applied to the billing determinants established by the Power Processing Services delivered to KCTC in such Billing Period (assuming delivery at 115,000 volts). The index or combination of indices shall be publicly available, liquid and generally recognized in the power industry as reflecting actual prices for power purchased and sold in the Southeastern United States. The index price shall reflect the nature of the Power Processing Services provided by MESC to KCTC, including whether such services are to be provided on a firm or non-firm basis, any take or pay requirements, the capacity required to meet KCTC's load, load following requirements, and any other terms and conditions of service that would typically affect price. The price determined by the index or combination of indices will be adjusted to reflect the cost of transmission service from the pricing point or points used by such index or indices to the KCTC Facilities, losses to the Applicable Measuring Devices (to the extent not included in the transmission charge), any ancillary services required by KCTC not reflected in the index pricing, any taxes applicable to MESC's provision of Power Processing Services to KCTC and any other factors appropriate to cause the price to be comparable to a market price for electricity service delivered to the KCTC Facilities at transmission voltage levels. Whatever characteristics of electric service are reflected in the pricing developed using the above described methodology will also establish the characteristics of the Power Processing Services to be provided by MESC. If the failure of the Parties to agree upon the index or combination of indices to be used or what adjustments should be made to the price would delay the preparation and delivery by MESC of an invoice to KCTC, then MESC shall prepare such invoice based upon the index or combination of indices and price adjustments it believes should be adopted. Once the appropriate index or combination of indices and pricing adjustments have been determined through the dispute resolution process, MESC shall recalculate the amounts owed for any affected Billing Period and any over or under-collection for such Billing Period shall be refunded by MESC or paid by KCTC as applicable with interest (calculated on the individual balances for the affected Billing Periods) at the Prime Rate from the date the MESC invoice for such Billing Period was due through the day immediately prior to the date on which such payment is made.

         (c)      Third Pricing Period.

                  (i) HLF Rate and RTPD Rate Are Available. If at the beginning of the Third Pricing Period the HLF Rate and RTPD Rate are both still in effect, and KCTC has not elected to exercise the Third Pricing Period Market Price Option pursuant to Section 8(c)(ii), then for each Billing Period during the Third Pricing Period, KCTC shall pay MESC a charge equal to the sum of (1) the HLF Revenue for such Billing Period and (2) the RTPD Revenue for such Billing Period; provided that if the HLF Rate is eliminated and not replaced during the Third Pricing Period, then the HLF Revenue shall be calculated using an HLF Escalation Factor equal to one (1.0); and provided further that if the HLF Rate and the RTPD Rate are both eliminated and not replaced during the Third Pricing Period, then the KCTC Power Processing Charge for the first Billing Period in which both the HLF Rate and the RTPD Rate are no longer in effect and for each Billing Period thereafter in the Third Pricing Period will be determined in accordance with Section 8(c)(ii).

                  (ii) Third Pricing Period Market Price Option. By written notice provided to MESC at least ten (10) days in advance of the Third Pricing Period, KCTC may elect (such right to elect, the "Third Pricing Period Market Price Option") to have the KCTC Power Processing Charge determined during the Third Pricing Period by reference to an index or combination of indices agreed upon by the Parties as reflecting market prices for electricity in the Southeastern United States instead of being determined in accordance with Section 8(c)(i). If KCTC elects to exercise the Third Pricing Period Market Price Option, then for each Billing Period during the Third Pricing Period KCTC shall pay MESC a charge based upon the price determined by such index or combination of indices (adjusted as described below) applied to the billing determinants established by the Power Processing Services delivered to KCTC in such Billing Period (assuming delivery at 115,000 volts). The index or combination of indices shall be publicly available, liquid and generally recognized in the power industry as reflecting actual prices for power purchased and sold in the Southeastern United States. The index price shall reflect the nature of the Power Processing Services provided by MESC to KCTC, including whether such services are to be provided on a firm or non-firm basis, any take or pay requirements, the capacity required to meet KCTC's load, load following requirements, and any other terms and conditions of service that would typically affect price. The price determined by the index or combination of indices will be adjusted to reflect the cost of transmission service from the pricing point or points used by such index or indices to the KCTC Facilities, losses to the Applicable Measuring Devices (to the extent not included in the transmission charge), any ancillary services required by KCTC not reflected in the index pricing, any taxes applicable to MESC's provision of Power Processing Services to KCTC and any other factors appropriate to cause the price to be comparable to a market price for electricity service delivered to the KCTC Facilities at transmission voltage levels. Whatever characteristics of electric service are reflected in the pricing developed using the above described methodology will also establish the characteristics of the Power Processing Services to be provided by MESC. If the failure of the Parties to agree upon the index or combination of indices to be used or what adjustments should be made to the price would delay the preparation and delivery by MESC of an invoice to KCTC, then MESC shall prepare such invoice based upon the index or combination of indices and price adjustments it believes should be adopted. Once the appropriate index or combination of indices and pricing adjustments have been determined through the dispute resolution process, MESC shall recalculate the amounts owed for any affected Billing Period and any over or under-collection for such Billing Period shall be refunded by MESC or paid by KCTC as applicable with interest (calculated on the individual balances for the affected Billing Periods) at the Prime Rate from the date the MESC invoice for such Billing Period was due through the day immediately prior to the date on which such payment is made.

         (d) Taxes. The amount of the KCTC Power Processing Charge calculated under subsections 8(a), 8(b), or 8(c) shall be increased by an amount equal to the amount of any tax imposed upon MESC under Alabama Code Section 40-21-80, et seq. (as a utility gross receipts tax) or under the City of Mobile's business license tax (or any similar tax that may replace either such tax during the term of this Agreement) with respect to sales of Power Processing Services to KCTC.

9.       KCTC Steam Processing Charge

         (a) KCTC Steam Processing Charge. For each Billing Period during the Term, KCTC shall pay MESC a charge for Steam Processing Services (the "KCTC Steam Processing Charge") equal to (1) the total amount of Steam Processing Services (expressed in MMBTUs) delivered by MESC to KCTC during such Billing Period (as determined by the MMBTUs of the steam delivered by MESC to KCTC minus the MMBTUs of the condensate provided by KCTC to MESC as measured by the Steam Measuring Devices) multiplied by (2) four dollars and fifty cents ($4.50) per MMBTU with the resulting product multiplied (for the five Contract Years beginning with the Contract Year beginning on September 1, 2000) by (3) the "Steam Services Price Escalator", which shall be calculated pursuant to the following formula:

(NYMEX, Henry Hub, Average of last three trading days of the month for the previous 12 Mo. x .50)
-------------------------------------------------------- plus
(NYMEX, Henry Hub, Average of last three trading days of the month, 9/98 - 8/99)

(Market Index, Coal, Previous 12 Mo. x .50)
-------------------------------------------
(Market Index, Coal, 9/98-8/99)


"Market Index, Coal" shall mean "Central Appalachia 12,000 Btu/lb., 1.5 lb. SO2 per MMBTU within 90 days, barge average monthly price" as reported in Coal Daily for each calendar month published by Fieldston Publication, Inc.

         (b) Minimum Annual Payment for Steam Processing Services. If in any Contract Year the total amount of Steam Processing Services delivered by MESC to KCTC (net of the MMBTUs of the condensate provided by KCTC to MESC) is less than the Minimum Steam Processing Services Volume, then KCTC shall pay MESC an amount (such amount, the "Minimum Annual Payment Charge") equal to (1) the difference between the Minimum Steam Processing Services Volume for such Contract Year and the actual volume of Steam Processing Services delivered by MESC to KCTC (net of the MMBTUs of the condensate provided by KCTC to MESC) multiplied by (2) four dollars and fifty cents ($4.50) per MMBTU, with (in the five Contract Years beginning with the Contract Year beginning on September 1, 2000) the resulting product multiplied by (3) the Steam Services Price Escalator. The Minimum Annual Payment Charge for a Contract Year (if any) shall be due at the same time the KCTC Steam Processing Charge for the last Billing Period in such Contract Year is due.

         (c) Taxes. The amount of the KCTC Steam Processing Charge calculated under Section 9(a) or of the Minimum Annual Payment Charge calculated under
Section 9(b) shall be increased by an amount equal to the amount of any tax imposed upon MESC under the City of Mobile's business license tax (or any similar tax that may replace such tax during the term of this Agreement).

10.      Indemnification; Limitation of Liability

         (a) MESC Indemnification. MESC hereby agrees to indemnify, defend and hold harmless KCTC and its directors, officers, employees and agents (collectively, the "KCTC Indemnified Parties") from and against any and all Losses arising directly or indirectly, in whole or in part, out of the negligence or willful misconduct of MESC or any of its directors, officers, employees or agents in connection with this Agreement or MESC's services or work hereunder, whether within or beyond the scope of its duties or authority under this Agreement. The indemnity provided herein shall not include any Losses on account of events, acts, or omissions as to which the KCTC Indemnified Parties (or any of them) are (or is) entitled to indemnification pursuant to the Tissue Mill Environmental Indemnity Agreement, the Environmental Guaranty or the Water Agreement (notwithstanding that the amount of such indemnification under the Tissue Mill Environmental Indemnity Agreement, the Environmental Guaranty or the Water Agreement may be limited by the terms of such agreements).

         (b) KCTC Indemnification. KCTC hereby agrees to indemnify, defend and hold harmless MESC and its directors, officers, employees and agents (collectively, the "MESC Indemnified Parties") from and against any and all Losses arising directly or indirectly, in whole or in part, out of the negligence or willful misconduct of KCTC or any of its directors, officers, employees or agents, in connection with this Agreement or KCTC's services or work hereunder, whether within or beyond the scope of its duties or authority under this Agreement. The indemnity provided herein shall not include any Losses on account of events, acts or omissions as to which the MESC Indemnified Parties (or any of them) are (or is) entitled to indemnification pursuant to the Tissue Mill Environmental Indemnity Agreement, the Scott Environmental Indemnity Agreement or the Water Agreement (notwithstanding that the amount of such indemnification under the Tissue Mill Environmental Indemnity Agreement, the Scott Environmental Indemnity or the Water Agreement may be limited by the terms of such agreements).

         (c) Joint Liability. In the event that any Losses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of KCTC and MESC, or their respective directors, officers, employees or agents, each Party's liability therefor shall be limited to such Party's proportionate degree of fault.

         (d) Cooperation Regarding Claims. If either a KCTC Indemnified Party or a MESC Indemnified Party shall receive notice or have knowledge of any claim, demand, action, suit or proceeding that may result in a claim for indemnification by such party against a Party (the "Indemnifying Party") pursuant to this Section 10 (collectively, "Claims"), such party shall, as promptly as is reasonably possible, give the Indemnifying Party notice of such Claim, including (i) a reasonably detailed description of the facts and circumstances relating to such Claim, (ii) a reasonably detailed description of the basis for its potential claim for indemnification with respect thereto, and
(iii) a complete copy of all notices, pleadings and other papers related thereto; provided that failure promptly to give such notice or to provide such information and documents shall not relieve the Indemnifying Party of any indemnification obligation it may have under this Section 10 unless such failure shall materially diminish the ability of such Indemnifying Party to respond to or to defend the party failing to give such notice against such Claim. KCTC and MESC shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Indemnifying Party shall, upon its acknowledgment in writing of its obligation to indemnify the party (including the KCTC Indemnified Parties or MESC Indemnified Parties, as applicable) seeking indemnification, be entitled to and shall assume the defense or represent the interests of the party seeking indemnification in respect of such Claim, which shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of such party and to propose, accept or reject offers of settlement, all at its sole cost; provided that no such settlement shall be made without the written consent of the relevant indemnified party, such consent not to be unreasonably withheld or delayed; provided further that if any such settlement is reasonably likely to materially and adversely affect such indemnified party's business operations other than as a result of money damages or other money payments, then, notwithstanding the foregoing, such indemnified party shall be entitled to withhold its consent to such settlement and take control of the defense and investigation of such Claim, to employ and engage attorneys of its own choice to handle and defend the same and to compromise or settle such Claim, all at the Indemnifying Party's cost, risk and expense; and provided further that if the Claim is settled without the Indemnifying Party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the Indemnifying Party for damages arising out of such Claim. Nothing herein shall prevent an indemnified party from retaining its own counsel and participating in its own defense at its own cost and expense. The Parties shall cooperate with each other in any notifications to insurers.

         (e)      Limitation of Liability.

                  (i)      Limitation of Liability in General.

                           (1) Except as otherwise provided in Section 7, a
                  Party shall only be liable for direct damages as a result of a breach or default by such Party under this Agreement. In no event shall a Party be liable, whether under contract, tort (including negligence), strict liability or any other cause of or form of action whatsoever, for claims of non-party customers, cost of money, loss of profits, loss of use of capital or revenue or any other incidental, special or consequential loss or damage of any nature arising at any time or from any cause whatsoever, or for punitive or exemplary damages; provided that the foregoing limitation on liability shall not limit either Party's obligation to indemnify, defend and hold harmless the other Party for any Losses occasioned by third party claims (other than the claims of non-party customers) against the indemnified Party.

                           (2) Neither Party shall be liable to the other Party
                  under this Section 10 for any Losses until and only to the extent that any individual amount otherwise due (but unpaid) to the indemnified party exceeds Twenty Thousand Dollars ($20,000).

                  (ii) Insurance. In the event any insurer providing insurance covering any judgment obtained by an indemnified party against an Indemnifying Party for an indemnified Loss refuses to pay such judgment, the Indemnifying Party against or through whom the judgment is obtained shall, at the request of the prevailing party, execute such documents as may be necessary to effect an assignment of its contractual rights against the nonpaying insurer and thereby give the prevailing party the opportunity to enforce its judgment directly against such insurer; provided that nothing in this Section 10(e)(ii) shall relieve the Indemnifying Party of its liability hereunder.

         (f) Limitation of Liability for Other Party's Debts. Notwithstanding anything to the contrary contained herein, (a) KCTC shall have no liability whatsoever with respect to, and no lien shall be placed on KCTC's assets in connection with, the obligations of MESC under its financing agreements or other contracts between MESC and any other Person, and (b) MESC shall have no liability whatsoever with respect to, and no lien shall be placed on MESC's assets in connection with, the obligations of KCTC under its financing agreements or other contracts between KCTC and any other Person; provided that the provisions of this Section 10(f) shall not limit the right of either Party to grant liens on their respective interests in the easements granted to MESC under the Easement Deeds and the easements granted to KCTC under the Easement Deeds.

         (g) No Release of Insurers. The provisions of this Section 10 shall not be construed so as to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid and collectible insurance policies.

         (h) Representatives. No officer, director, agent, attorney, employee or other individual representative of an Indemnifying Party shall be personally liable for the obligation of such Indemnifying Party to indemnify for any Losses under the provisions contained in this Section 10. Nothing in this Section 10(h) shall relieve either Party of any liability to make any payment expressly required to be made by such Party pursuant to this Agreement.

         (i) Disclaimer of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE WORK OR SERVICES PERFORMED OR GOODS, MATERIALS OR OTHER ITEMS SUPPLIED HEREUNDER, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PURPOSE.

         (j) Survival of Indemnities. The provisions of this Section 10 shall survive for five years following the expiration or termination of this Agreement.

11.      Default; Termination and Remedies.

         (a) MESC's Default. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of KCTC in breach of this Agreement or otherwise excused hereunder, shall constitute an event of default by MESC ("MESC Event of Default"):

                  (i) MESC fails to pay any amount due from it hereunder on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

                  (ii) Except for the bankruptcy case of MESC pending in the United States Bankruptcy Court for the Southern District of Alabama, Case No. 99-10168, or the occurrence or continuation of any adversary proceeding, contested matter, event, circumstances, or other matter affecting, arising out of, or relating to such case, MESC's Bankruptcy; or

                  (iii) MESC fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed by it which failure materially and adversely affects KCTC, and such failure is not remedied within 30 days after KCTC has given written notice to MESC of such failure and requiring its remedy; provided however, that if such remedy cannot reasonably be cured within such period of 30 days, such failure shall not constitute a MESC Event of Default if MESC has promptly commenced and is diligently proceeding to cure such default within the shortest practicable period.

                  (b) KCTC Default. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of MESC in breach of this Agreement or otherwise excused hereunder, shall constitute an event of default by KCTC ("KCTC Event of Default"):

                  (i) KCTC fails to pay any amount due from it hereunder on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

                  (ii)     KCTC's Bankruptcy; or

                  (iii) KCTC fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed by it which failure materially and adversely affects MESC, and such failure is not remedied within 30 days after MESC has given written notice to KCTC of such failure and requiring its remedy; provided however, that if such remedy cannot reasonably be cured within such period of 30 days, such failure shall not constitute a KCTC Event of Default if KCTC has promptly commenced and is diligently proceeding to cure such default within the shortest practicable period.

         (c) Remedies. Upon the occurrence and during the continuation of a KCTC Event of Default or a MESC Event of Default, the non-defaulting Party may, in addition to any other rights and remedies it may have under this Agreement or at law or in equity, terminate this Agreement upon ten (10) days notice to the Party in default.

         (d) Waiver of KCTC Right to Terminate for Mill Closure. KCTC waives any right it has now or in the future under Section 13.1 of the MOA to terminate this Agreement in the event of a Mill Closure.

         (e) Conditions and Effect of Failure of Conditions of Settlement Agreement. This Agreement has been entered into pursuant to the Settlement Agreement. If the conditions to the Settlement Agreement contained in Section 18 thereof do not occur, then this Agreement, other than this Section 11 (e), shall be null and void ab initio in accordance with Section 19 of the Settlement Agreement, and the rights of the Parties with respect to matters otherwise governed by this Agreement for the period from and after the Effective Date will be governed solely by the Tissue Mill Energy Services Agreement, the Pulp Mill Energy Services Agreement (to the extent such agreement was not terminated effective September 1, 1999), and the MOA. Notwithstanding anything in Section 19 of the Settlement Agreement to the contrary, any amounts paid under Section 7(b) of this Agreement will be repaid to the Party making such payment, and the difference between amounts paid under this Agreement and those which would have been paid under the Tissue Mill Energy Services Agreement, the Pulp Mill Energy Services Agreement, and the MOA during the period between the Effective Date and the termination of the Settlement Agreement will be paid, with interest at the Prime Rate, within thirty (30) days of termination of the Settlement Agreement. Any dispute as to the amounts to be paid or repaid under the preceding sentence will be subject to resolution under Article 16 of the MOA.

12.      Force Majeure

         (a) Force Majeure in General. No Party shall be liable for, or be in default under this Agreement as a result of, such Party's failure or inability to perform any of its obligations hereunder or to deliver or accept products or services to be provided pursuant to this Agreement because of an interruption of its operations to the extent that such failure, inability or interruption of operations is caused by a Force Majeure Event. "Force Majeure Events" shall (i) include acts of God, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, volcanoes, fires, storms, floods, disasters, civil disturbances, sabotage, interruptions in gas purchased and transported on a firm basis, the binding order of any Governmental Authority which has been resisted in good faith by all reasonable legal means, Changes of Law, Labor Disputes or any other event or circumstance not within the control of such Party which prevents such Party from performing its obligations hereunder (but not including governmental actions (including but not limited to any binding order of any Governmental Authority) which such Party could have prevented by compliance with appropriate laws, regulations and standards) and
(ii) expressly exclude (A) a Party's financial inability to perform, (B) changes in market prices for products or services produced by a Party, (C) interruptions in gas purchased or transported on a non-firm basis and (D) any failure to perform, and the effects of such failure, which could have been prevented, overcome or remedied by the exercise by the Party claiming force majeure of reasonable efforts. For purposes of this Section 12(a), (x) if a Change of Law requires the permanent closure of the Energy Complex or the KCTC Facilities, such Change of Law shall constitute a Force Majeure Event and (y) if a Change of Law does not require such a permanent closure, only the period of time reasonably required to comply with such Change of Law shall constitute a Force Majeure Event. Force Majeure Events shall not relieve any Party of liability if such Party fails to comply with Section 12(b) or (c) and the other Party is materially adversely affected thereby.

         (b) Notices. The Party claiming a Force Majeure Event (the "Affected Party") shall give notice to the other Party (the "Non-Affected Party") promptly after becoming aware of the Force Majeure Event giving details of the circumstances constituting the Force Majeure Event and the likely duration thereof, if reasonably known, and shall keep the Non-Affected Party informed of any changes in such circumstances, including when such Force Majeure Event ends. Each Party shall attempt in good faith to notify the other Party of any events of which the notifying Party is aware which may be reasonably expected, with the lapse of time or otherwise, to become a Force Majeure Event. Following the receipt of a notice given pursuant to this Section12 (b), the Parties shall consult in good faith to assess the Force Majeure Event and any ways in which it may be mitigated or avoided.

         (c) Obligations Following a Force Majeure Event. The rights and obligations of the Parties under this Agreement shall be suspended in whole or in part, as the circumstances may require, to the extent that the ability of a Party to perform any of its relevant obligations under this Agreement or to operate its respective facilities is materially and adversely affected by a Force Majeure Event (whether or not such Force Majeure Event is suffered directly by the KCTC Facilities or the Energy Complex or otherwise causes an interruption of operations at the Site); provided that if a Force Majeure Event causes the Actual MESC KCTC Steam Production Capacity to fall below the KCTC Maximum Steam Processing Demand (whether or not such Force Majeure Event also has affected the KCTC Facilities), then (i) any resulting shortfall in the provision of Processing Services to KCTC shall not result in any Down Time and
(ii) for any such Force Majeure Event having a duration greater than 90 days, the Minimum Steam Processing Services Volume for such Contract Year (and any subsequent Contract Year in which the Force Majeure Event continues to remain in effect) shall be reduced proportionately based upon the hours the Force Majeure Event remains in effect after the 90th day during such Contract Year (or during such subsequent Contract Year) and the reduction in MESC's capacity to provide Steam Processing Services to KCTC below the KCTC Maximum Steam Processing Demand during such period compared to the total hours in the Contract Year (or such subsequent Contract Year) and the KCTC Maximum Steam Processing Demand (as shown in Section 1.0 of Exhibit F); provided further that if a Force Majeure Event affects only the KCTC Facilities, then for any such Force Majeure Event having a duration greater than 90 days, the Minimum Steam Processing Services Volume for such Contract Year (and if applicable, the subsequent Contract Year) shall be reduced proportionately based upon the hours the Force Majeure Event remains in effect during such Contract Year (and if applicable, the following Contract
Year) after the 90th day and up through the 180th day from the initiation of such Force Majeure Event and the reduction in KCTC's capacity to use Steam Processing Services below the KCTC Maximum Steam Processing Demand during such period compared to the total hours in the Contract Year (and if applicable, the subsequent Contract Year) and the KCTC Maximum Steam Processing Demand (as shown in Section 2.0 of Exhibit F); provided further that if a Force Majeure Event causes the Actual MESC KCTC Power Production Capacity to fall below the KCTC Maximum Power Processing Demand (whether or not such Force Majeure Event also has affected the KCTC Facilities), then (i) any resulting shortfall in the provision of Processing Services to KCTC shall not result in any Down Time and
(ii) for any such Force Majeure Event having a duration greater than 90 days, during each hour that such Force Majeure Event remains in effect after the 90th day, the KCTC HLF Contract Capacity for such hour shall be reduced proportionately based upon the reduction in MESC's capacity to provide Power Processing Services to KCTC during such hour below the KCTC Maximum Power Processing Demand (as shown in Section 3.0 of Exhibit F for an hour in which the KCTC HLF Contract Capacity is to be reduced); provided further that during the First Pricing Period if a Force Majeure Event affects only the KCTC Facilities, then for any such Force Majeure Event having a duration greater than 90 days, during each hour that such Force Majeure Event remains in effect after the 90th day and up through the 180th day from the initiation of such Force Majeure Event, the KCTC HLF Contract Capacity for such hour shall be reduced proportionately based upon the reduction in KCTC's capacity to use Power Processing Services during such hour below the KCTC Maximum Power Processing Demand (as shown in Section 4.0 of Exhibit F for an hour in which the KCTC HLF Contract Capacity is to be reduced); provided further that if after the First Pricing Period the Force Majeure Event affects only the KCTC Facilities, then for any such Force Majeure Event having a duration greater than 90 days, during each hour that such Force Majeure Event remains in effect after the 90th day from the initiation of such Force Majeure Event, the KCTC HLF Contract Capacity for such hour shall be reduced proportionately based upon the reduction in KCTC's capacity to use Power Processing Services during such hour below its KCTC Maximum Power Processing Demand (as shown in Section 4.0 of Exhibit F for an hour in which the KCTC HLF Contract Capacity is to be reduced). Suspension of any obligation as a result of a Force Majeure Event shall not affect any rights or obligations which may have accrued prior to such suspension or, if the Force Majeure Event affects only some rights and obligations, any other rights or obligations of the Parties. The Affected Party shall make all reasonable efforts to remedy the circumstances constituting the Force Majeure Event (if practicable) and mitigate the adverse effects of the Force Majeure Event and to remedy the Force Majeure Event expeditiously, and, following the remedy or other termination of the Force Majeure Event, shall promptly (i) notify the Non-Affected Party of the remedy or other termination of the Force Majeure Event and that the Affected Party will resume its performance hereunder and (ii) resume its performance hereunder.

         (d) Total or Partial Destruction of Energy Complex. With regard to any Force Majeure Event that causes a total or partial destruction of the Energy Complex and the affected facilities are not rebuilt or otherwise restored or replaced within six months of the initiation of such Force Majeure Event, MESC shall advise KCTC within such six month period whether it intends to rebuild or otherwise restore or replace the affected facilities. If MESC notifies KCTC that it does not intend to rebuild or otherwise restore or replace such facilities, either Party may terminate this Agreement upon ten (10) days notice. If (i) MESC notifies KCTC that it does intend to rebuild or otherwise restore or replace such facilities, and (ii) such restoration, rebuilding or replacement has not been completed within three (3) years of the initiation of the Force Majeure Event, then either Party may terminate this Agreement upon ten (10) days notice.

         (e) KCTC Purchase of Replacement Steam Processing Services or Power Processing Services. To the extent that MESC is unable to supply all of the Steam Processing Services or all of the Power Processing Services to be provided by it to KCTC under this Agreement because of a Force Majeure Event affecting MESC, KCTC may buy from a third party or produce for itself such amount of Steam or Steam Processing Services or such amount of Electric Energy or Power Processing Services that MESC is unable to supply during the period such Force Majeure Event is in effect. MESC shall not be responsible for any of the cost of such replacement Steam, Steam Processing Services, Electric Energy, or Power Processing Services.

13.      Representations and Warranties

         (a) Representations and Warranties of MESC. MESC hereby makes the following representations and warranties to KCTC:

                  (i) MESC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  (ii) The execution, delivery and performance by MESC of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of MESC's members other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to KCTC).

                  (iii) Except as may be affected by (A) that certain issuance of $255,210,000 principal amount of 8.665% First Mortgage Bonds due 2017 issued by MESC, (B) that certain issuance of the $85,000,000 principal amount of 6.95% Solid Waste Revenue Refunding Bonds (Mobile Energy Service Company, L.L.C. Project) Series 1995 due 2020 issued by the Industrial Development Board of the City of Mobile, Alabama, (C) that certain Revolving Credit Agreement dated August 1, 1995 to which MESC is a party, (D) matters arising out of or related to such debt issuances or agreement, and (E) contractual obligations of MESC related to such debt issuances or agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which MESC is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  (iv) This Agreement constitutes the legal, valid and binding obligation of MESC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (v) There is no pending or, to the knowledge of MESC, threatened action or proceeding affecting MESC before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

                  (vi) MESC has all approvals of any Governmental Authority necessary for it to perform its obligations under this Agreement.

         The parties acknowledge that each of the above representations and warranties is made with the understanding that the order dated January 24, 2000 approving the Settlement Agreement has been appealed by S.D. Warren Company (the "Sappi Appeal") and that MESC is executing this Agreement with the Sappi Appeal pending. To the extent that the Sappi Appeal or its outcome or MESC's execution of this Agreement with the Sappi Appeal pending causes MESC to breach any of the above representations and warranties, such breach is hereby waived by KCTC.

         (b) Representations and Warranties of KCTC. KCTC hereby makes the following representations and warranties to MESC:

                  (i) KCTC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is qualified to do business in the State of Alabama and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  (ii) The execution, delivery and performance by KCTC of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of KCTC's Board of Directors or shareholders other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to MESC).

                  (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its articles of incorporation or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which KCTC is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  (iv) This Agreement constitutes the legal, valid and binding obligation of KCTC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (v) There is no pending or, to the knowledge of KCTC, threatened action or proceeding affecting KCTC before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

                  (vi) KCTC has all approvals of any Governmental Authority necessary for it to perform its obligations under this Agreement.

         The parties acknowledge that each of the above representations and warranties is made with the understanding that the order dated January 24, 2000 approving the Settlement Agreement has been appealed by S.D. Warren Company (the "Sappi Appeal") and that KCTC is executing this Agreement with the Sappi Appeal pending. To the extent that the Sappi Appeal or its outcome or KCTC's execution of this Agreement with the Sappi Appeal pending causes KCTC to breach any of the above representations and warranties, such breach is hereby waived by MESC.

14.      Notices

         All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received by the applicable Party hereto if personally delivered; when transmitted by the applicable Party hereto if transmitted by telecopy, electronic or digital transmission method, subject to the sender's facsimile machine receiving the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to sender that he has received the facsimile message; and when received by the applicable Party hereto, if sent for next day delivery to a domestic address by recognized overnight delivery service or if sent by certified or registered mail, return receipt requested. Notices shall be given:

                  If to KCTC, to:

                           Kimberly-Clark Tissue Company
                           1400 Holcomb Bridge Road
                           Roswell, Georgia 30076
                           Attention:  K.A. Strassner, Vice President

                                    Environment and Energy
                           Facsimile No.:  (770) 587-8634
                           Confirmation No.:  (770) 587-7093

                  with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois 60603
                           Attention:  David M. Stahl, Esq.
                           Facsimile No.  (312) 853-7036
                           Confirmation No.:  (312) 853-2667

                  If to MESC, to:

                           Mobile Energy Services Company, L.L.C.
                           900 Ashwood Parkway - Suite 500
                           Atlanta, Georgia 30338-4780
                           Attention:  General Manager
                           Facsimile No.:  (334) 330-1301
                           Confirmation No.:  (334) 330-1329

                  with a copy to:

                           Troutman Sanders
                           600 Peachtree, N.E. - Suite 5200
                           Atlanta, Georgia 30308-2216
                           Attention:  Hugh M. Davenport, Esq.
                           Facsimile No.:  (404) 962-6541
                           Confirmation No.:  (404) 885-3122

                           and

                           Andrews & Kurth, L.L.P.
                           600 Travis Street - Suite 4200
                           Houston, Texas 77002
                           Attention:  Jeffrey E. Spiers
                           Facsimile No.:  (713) 220-4285
                           Confirmation No.:  (713) 220-4103


15.      Disagreements

         (a) Administrative Committee Procedure. Except to the extent otherwise provided in Section 6(b), if any disagreement arises on matters concerning this Agreement, the disagreement shall be referred to one Senior Management representative of each Party, who shall attempt to timely resolve the disagreement within thirty days of the referral thereof. If such representatives can resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. The Parties by mutual agreement may, but shall have no obligation to, seek the appointment of a mediator. If such representatives cannot resolve the disagreement within thirty days of the referral thereof (or such additional time that the Parties may agree in writing), or a Party fails to appoint a representative within fifteen days of written notice of the existence of a disagreement, then the matter shall proceed to arbitration as provided in Section 15(b).

         (b) Arbitration. If the Parties are unable to resolve a disagreement arising on a matter pertaining to this Agreement following the procedure specified by Section 15(a) (within the time periods specified therein), such disagreement shall be settled by binding arbitration. Such arbitration shall be held in Mobile, Alabama unless the Parties agree to an alternative location. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. ss.1 et seq.), and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to this Agreement. Arbitration shall be conducted as follows:

                  (i) Either Party may give the other Party written notice in sufficient detail of the disagreement and the specific provision of this Agreement under which the disagreement arose. The demand for arbitration must be made within two (2) years of when the Party initiating the arbitration knew, or in the exercise of reasonable care should have known, of the facts or circumstances giving rise to the dispute. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such disagreement is barred by the applicable statute of limitations. Any arbitration related to this Agreement may be consolidated with any other arbitration proceedings related to this Agreement.

                  (ii) The Parties shall attempt to agree on a person to serve as arbitrator within thirty (30) days of service of the notice referred to in Section 15(b)(i). If the Parties cannot agree on an arbitrator within such period, the parties shall request that an arbitrator be selected by the Chief Judge for the United States Court of Appeals for the Eleventh Circuit or such other court as the Parties may agree upon.

                  (iii) The Parties shall have ninety (90) days from the selection of the arbitrator to conduct discovery and present evidence and argument to the arbitrator. The arbitrator shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrator shall have forty-five (45) calendar days after the conclusion of the ninety-day period to reach a determination. To the extent not in conflict with the procedures set forth herein, which shall govern, such arbitration shall be held in accordance with the prevailing rules of the Atlanta office of the American Arbitration Association for commercial arbitration, but will not be administered by the American Arbitration Association without the agreement of both Parties.

                  (iv) The arbitrator shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party of any right or remedy expressly provided hereunder, or provide any right or remedy that has been expressly excluded hereunder.

                  (v) The arbitrator shall give a written decision to the Parties stating his or her findings of fact and conclusions of law, and shall furnish to each Party a copy thereof signed by him or her within five calendar days from the date of his or her determination. The arbitrator's decision shall be final and binding upon the Parties.

                  (vi) Each Party shall pay the cost of the arbitrator as determined by the arbitrator. Each Party shall otherwise bear its own costs of the arbitration.

         (c) Obligations to Pay Charges and Perform. If a disagreement should arise on any matter which is not resolved as provided in Section 15(a), then, pending the resolution of the disagreement by arbitration as provided in Section 15(b), MESC shall continue to operate the Energy Complex in a manner consistent with the applicable provisions of this Agreement and KCTC and MESC shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

         (d) Preliminary Injunctive Relief. Nothing in this Section 15 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to avoid irreparable harm pending arbitration pursuant to this Section 15; provided however, that the Parties agree that no such temporary or preliminary injunction shall remain in effect for a period greater than 160 days.

         (e) Settlement Discussions. The Parties agree that no offers of settlement made in the course of the dispute process described in this Section 15 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration.

16.      Assignment

         (a) Subject to Section 16(b), neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party shall have the right to assign its rights and obligations hereunder without the consent of the other Party to any wholly-owned subsidiary of such Party.

         (b) MESC may assign its rights and obligations under this Agreement to a Qualified Energy Complex Operator, and KCTC may assign its rights and obligations under this Agreement to any Person that demonstrates to MESC's reasonable satisfaction that it has the financial capability to perform KCTC's obligations under this Agreement. A permitted assignment hereunder will relieve the assigning Party from all rights and obligations so assigned and assumed (to the extent so assigned and assumed) arising on or after the date of assignment and assumption.

         (c) MESC may assign its rights and interest under this Agreement (i) to its Lenders and (ii) to the Lenders to any direct or indirect wholly-owned subsidiary of MESC that incurs debt to finance cogeneration facilities for operation in conjunction with the Energy Complex, as collateral security for the obligations of MESC and such subsidiary to their respective Lenders, provided that KCTC received from such Lenders at least the same rights and benefits, including but not limited to, consent to Step In Rights under the MOA and to KCTC's rights under Section 7(e)(iv) of this Agreement as KCTC has from such Lenders under the existing Tissue Mill Energy Services Agreement. KCTC shall reasonably cooperate with MESC and such subsidiary and their respective Lenders from time to time, including, without limitation, the furnishing of such information, certificates, and reasonable opinions of counsel as such Lenders may reasonably request, and in connection with any such collateral assignment, KCTC shall enter into a consent and agreement with such Lenders on such terms as may be customary under the circumstances and as shall be reasonably required by such Lenders, provided that the foregoing undertaking shall not obligate KCTC to materially change any of its rights or benefits, or materially increase any of its burdens, liabilities, or obligations, under this Agreement or obligate KCTC to incur any out-of -pocket costs that MESC refuses to reimburse. For purposes of this Section 16(c), the term "Lenders" shall mean providers of debt financing, owners of debt instruments, and their respective successors and assigns, including transferees of debt instruments, and any trustee, collateral agent or other fiduciary or nominee acting on behalf of any of the foregoing Persons.

17.      No Third Party Beneficiary; No Dedication

         This Agreement is intended to be solely for the benefit of MESC and KCTC and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto. The Parties' successors and permitted assigns shall be bound by the provisions of this Agreement. No undertaking by any Party pursuant hereto shall constitute the dedication of such Party's property or any portion thereof to any other Party or to the public, nor affect the status of such Party as an independent entity.

18.      Prohibition Against KCTC Operation of Pulp Mill

         During the Term, KCTC will not construct or operate a chemical kraft or sulfite pulp mill on the Real Property. Breach of this covenant by KCTC will cause a reinstatement of the Pulp Mill Energy Services Agreement with respect to such pulp mill operations, as provided in the MOA.

19.      Governing Law

         Except as provided in Section 15, this Agreement shall be construed in accordance with, and governed by, the laws of the state of New York without regard to its conflicts of laws provisions.

20.      Partial Invalidity

         Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by any Governmental Rule.

21.      Waivers

         The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

22.      WAIVER OF JURY TRIAL

         THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

23.      Entire Agreement and Amendments

         Except as provided in the Settlement Agreement, this Agreement (including the Exhibits hereto which are an integral part of the Agreement) supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties hereto or their representatives with respect to Power Processing Services and Steam Processing Services to be provided to, and the supply and delivery of Electric Energy and Steam to, the KCTC Facilities and constitutes the entire agreement of the Parties with respect thereto. This Agreement supercedes and replaces the Tissue Mill Energy Services Agreement dated as of December 12, 1994, as amended, between KCTC (as successor to Scott Paper Company) and MESC (as assignee of MESH, formerly known as Mobile Energy Services Company, Inc.). No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by both Parties.

24.      Master Operating Agreement

         As between the Parties, Sections 3.5, 3.6, 3.9, 3.10, 3.11 and 3.12 and Articles 4, 6, 7, 8, 10, 12 (only to the extent such Article 12 might be interpreted to apply to this Agreement), 13 (except as provided in Section 18 hereof), 14, 15, 16 (as to any disputes arising under or related to this Agreement and except as provided in Section 11(e) of this Agreement), and 17 (as to any matters arising under or related to a Party's performance or non-performance of this Agreement) of the MOA are no longer applicable. Nothing in this Agreement shall affect the rights or obligations of the Paper Mill Owner under the MOA or any other Agreement. KCTC hereby waives any right it might have to terminate the MOA based upon any termination of the Pulp Mill Energy Services Agreement or the termination of the Tissue Mill Energy Services Agreement as a result of the implementation of the Settlement Agreement or any of the transactions provided for therein, including the entry by the Parties into this Agreement.

25.               Counterparts.

         This Agreement may be signed in multiple originals and/or using counterpart signature pages. All such multiple originals shall constitute but one and the same document.

26.               Decision-Making by Parties.

         Except where this Agreement expressly provides for a different standard, whenever this Agreement provides for determination, decision, permission, consent or approval of a Party, the Party shall promptly make such determination, decision, grant or withholding of permission, consent or approval in a commercially reasonable manner and without unreasonable delay. Any denial of consent required to be made in a commercially reasonable manner shall include in reasonable detail the reason for denial or aspect of the request that was not acceptable.

27.               No Recourse to Affiliates.

         This Agreement is solely and exclusively between MESC and KCTC, and any obligations created herein shall be the sole obligations of the Parties hereto. No Party shall have recourse to any parent, subsidiary, partner, joint venture, affiliate, director of officer of the other Party for performance of said obligations unless the obligations are assumed in writing by the Person against whom recourse is sought.

28.               Further Assurances.

         KCTC and MESC agree to cooperate in all reasonable respects necessary to consummate the transactions contemplated by this Agreement, and each will take all reasonable actions within its authority to secure the cooperation of its affiliates.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

                                    MOBILE ENERGY SERVICES COMPANY, L.L.C.


                                    By
                                       ----------------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------



                                    KIMBERLY-CLARK TISSUE COMPANY


                                    By
                                       ----------------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------

                                    EXHIBIT A

                          APPLICABLE MEASURING DEVICES

         The following are descriptions of the measuring devices to be employed in metering energy system: A summary chart of all the Applicable Measuring Devices denoting acceptable tolerance and calibration frequency is in Exhibit U-5 of the MOA.

Steam Measuring Devices:

         The Energy Complex will supply steam to the KCTC Facilities at the following pressure levels: 50 psig and 300 psig. Metering equipment is installed on the steam lines to the KCTC Facilities to measure pressure, differential pressure, and temperature.

         The metering equipment includes a "smart" temperature element/transmitter, a "smart" pressure transmitter, a "smart" differential pressure transmitter, and a venturi-type flow meter installed on each steam line. The design is based on the use of the following meters: venturi tube with straightening vanes (calibrated to achieve + 0.25 percent accuracy); resistance temperature detector (+ 0.7 percent accuracy): pressure transmitter (+ 0.075 percent accuracy for calibrated span); and differential pressure transmitter (+
0.075 percent accuracy for calibrated span). The meters have been installed on each steam line as follows (the system is depicted in more detail in the drawings SK-SCBL-01, SK-SF-001, SK-SF-002 in Exhibit U-1 of the MOA):

         KCTC Facilities: Three on 300 psig lines (Instrument identification numbers 91FI024, 91FI025, 91FI220); Three on 50 psig lines (Instrument identification numbers 91FI027, 91FI147, 91FI155)

         Signals from the instruments are sent to the existing Distributed Control System for billing purposes. Readings are averaged over one-hour intervals to support the billing system. Flow and enthalpy are calculated in the billing system; flow is calculated by the Distributed Control System using the measured differential pressure, pressure, and temperature along with the flow coefficient measured during initial calibration.

         Return Condensate Measuring Devices:

         The KCTC Facilities deliver KCTC Return Condensate to the Energy Complex. Metering equipment, which measure flow and temperature, is installed on the return condensate line from the KCTC Facilities.

         The metering equipment includes a "smart" temperature element/transmitter and a V-cone type flow meter is installed on the return condensate line. The design is based on the use of the following meters: calibrated V-cone flow meters (+ 0.25 percent accuracy over rated linear flow range) and resistance temperature detectors (+ 0.7 percent accuracy). The meter is installed on the return condensate line as follows (the system is depicted in more detail in the drawing SK-CR-001 in Exhibit U-1 of the MOA):

         KCTC Facilities:  instrument identification number 91FI028

         KCTC Return Condensate found to exceed the conductivity specifications may be dumped prior to the flowmeter so only acceptable Return Condensate is metered. V-cone meters are installed downstream of the high-conductivity dump valves, and are flanged for removal for future calibration.

         All analog signals are sent to the Distributed Control system.

         Flow and temperature signals are sent to the existing Distributed Control System for billing purposes. Readings are averaged over one-hour intervals to support the billing. Enthalpy of the condensate will be calculated in the billing system.

Electric Energy Measuring Devices:

         The Energy Complex will supply electric energy to the KCTC Facilities. An Electric Energy metering system is installed to meter the power delivered to the KCTC Facilities. The Electric Energy metering system will measure and/or calculate, as well as display, total delivered consumption and demand quantities for the KCTC Facilities, which will include kWh and kW. The four generators that MESC owns and the three APC tie points are metered.

         A computer system, including hardware and software, is installed to total and display the power usage and demand quantities for the KCTC Facilities. The computer system will also provide the total values to the billing system and the Distributed Control System.

         The Electric Energy metering system includes two potential transformers on each 13.8 kV bus serving KCTC Facilities loads. Two current transformers and a kilowatt-hour/kilovar-hour meter are installed on each 13.8 kV feeder serving the KCTC Facilities' loads as follows (the system is shown in more detail in Exhibit U-2 to the MOA):

         KCTC Facilities (27 Feeders)

R107                               U152
R110              S130             U153              V169             W187
R113              U147             U156              V171
S121              U148             U157              V172
S122              U149             V166              V173
S124              U150             V167              MLC53/54
S129              U151             V168              W186

         The design is based on using the following meters and instrument transformers: solid state kilowatt-hour/kilovar-hour meters (+ 0.3 percent accuracy from light load to class amperes); GE type JVM-5 potential transformers (ANSI accuracy class 0.3 at burdens W, X, M, Y, and Z); and GE type JKM-5 current transformers (ANSI accuracy class 0.3 at burdens B-0.1 through B-2).

         The kilowatt-hour/kilovar-hour meters receive current and voltage signals from the current and potential transformers connected to each feeder. Each kilowatt-hour/kilovar-hour meter is equipped with a pulse initiator that generates pulses proportional to kilowatt-hours and kilovar-hours. The output of the pulse initiators is connected to a computer system with software designed to accumulate and total the pulses to generate the total power usage of the KCTC Facilities. The totaling system measures, and is capable of displaying, total delivered consumption and demand quantities, including kWh and kW. The system has the capability of printing monthly billing support documentation for the KCTC Facilities including kWh usage and kW demand.

         Pulse outputs from the generator kWh meters and the "IN" and "OUT" pulses from existing APC kWh meters are totaled using the computer system to determine total power on the 13.8 kV bus system.

The system supplies the totaled values to the billing system.

                                    EXHIBIT B

                           APPLICABLE DELIVERY POINTS

         Each Applicable Delivery Point shall be at the point where the receiving facility assumes care, custody and control of the applicable Metered Flow.

         The Applicable Delivery Points are:

                  1. Steam Delivery Point: MESC will own the pipes carrying Steam within the boundaries of the Energy Complex and on the utility/pipe bridges owned by KCTC. KCTC will own the pipes and assume care, custody and control of the Steam at the point where the pipes exit the utility/pipe bridges within the KCTC Facilities' boundaries (see Drawing No. SK-SCBL-01 in Exhibit T-1 to the MOA for interface points).

                  2. Power Processing Delivery Point: The Power Processing Delivery Points are discussed and illustrated in Exhibit U-2 to the MOA.

                  3. KCTC Return Condensate Delivery Point: MESC will assume ownership of the Return Condensate pipe lines and care, custody and control of the KCTC Return Condensate at the point where these lines are picked up on utility/pipe bridges owned by KCTC (see Drawing No. SK-SCBL-01 in Exhibit T-1 to the MOA for interface points).

                                    EXHIBIT C

              Kimberly Clark Tissue Mill Energy Services Agreement

                                   Sample Bill

Example Steam Processing Services Invoice (Sample Month), First Contract Year

KCTC Steam Processing Charge =

{Total Steam Processing Services (MMBTU) in Billing Period Delivered by MESC to KCTC - Condensate provided by KCTC to MESC (MMBTU) in Billing Period}

X $4.50/MMBTU + Applicable City of Mobile Business License Tax, or Equivalent

Example:

{168,000 MMBTU - 17,000 MMBTU} X $4.50 =

$679,500 + Applicable City of Mobile Business License Tax, or Equivalent

Example Steam Processing Services Invoice
(Sample Month), Second through Sixth Contract Years

KCTC Steam Processing Charge =

{Total Steam Processing Services (MMBTU) in Billing Period Delivered by MESC to KCTC - Condensate provided by KCTC to MESC (MMBTU) in Billing Period}

X $4.50/MMBTU X

 (NYMEX, Henry Hub, Average of last three
 trading days of the month for the previous 12 Mo. X .50) +
 --------------------------------------------------------
 (NYMEX, Henry Hub, Average of last three trading days of the month, 9/98-8/99)


(Market Index, Coal, Previous 12 Mo. X .50)
-------------------------------------------
(Market Index, Coal, 9/98-9/99)


+ Applicable City of Mobile Business License Tax, or Equivalent

Example:

{168,000 MMBTU - 17,000 MMBTU} X $4.50 X

{$2.60/MMBTU}                       {$2.00/MMBTU}
 ------------                        ------------
                           {.50} +                            {.50}
{$2.50/MMBTU}                       {$1.80/MMBTU}

= $730,840

+ Applicable City of Mobile Business License Tax, or Equivalent

            Example Power Processing Services Invoice (Sample Month)

  Line No.                                                                  Billing        Billing Charges        Billing
                                       Item                                  Units                                Charges

     1        HLF Revenue

     2        Customer Access Charge                                                    1         $2,000.00          $2,000.00
     3        Demand Charge (kW) (1)                                               39,750            $10.00        $397,500.00
     4        Energy Charge (2)                                                26,760,000         $0.004569        $122,266.44
     5        Transformation Facilities Charge
              If provided from transmission lines                                       0         $0.760/kW              $0.00
              If provided from distribution lines                                       0         $1.300/kW              $0.00
     6        Rate ECR Charge (3)                                              26,760,000         $0.013213        $353,579.88
     7        Rate RSE Charge (if applicable)                                           0         $0.000000              $0.00
     8        Rate CNP Charge (if applicable)                                           0         $0.000000              $0.00
                                                                                                             ------------------
     9        Rate T Charge (if applicable)                                             0         $0.000000              $0.00
     10

     11       Total HLF Revenue                                                                                    $875,346.32
     12
     13       RTP-D-Revenue
     14       Customer Access Charge                                                    1         $2,000.00          $2,000.00
     15       Summation of Hourly Energy Charges (4)                                                               $104,397.76
     16       Transformation Facilities Charge
              If provided from transmission lines                                       0         $0.760/kW              $0.00
              If provided from distribution lines                                       0         $1.300/kW              $0.00
     17       ECR Charge (5)                                                    3,630,000         $0.013213         $47.963.19
                                                                                                             ------------------
     17       Rate RSE Charge (if applicable)                                           0         $0.000000              $0.00
     19       Rate CNP Charge (if applicable)                                           0         $0.000000              $0.00
     20       Rate T Charge (if applicable)                                             0         $0.000000              $0.00
     21

     22       Total RTP-D Revenue                                                                                  $154,360.95
     23
     24

     25       Total Power Processing Services Charge                                                             $1,029,707.27
     26

     27       Gross Receipts Tax                                                                                    $21,594.14
     28       Business License Tax                                                                                  $41,188.29
     29

     30       Total Power Charge including Taxes                                                                 $1,092,489.70

(1) Demand Charge billing unit is the greater of: 1. Highest actual "HLF usage" during current month 2. 90% of highest actual "HLF usage" during preceding 11 months 3. 90% of "HLF contract capacity" (currently 39,750 kW)

(2)      Energy Charge billing unit is the monthly summation of "HLF Usage"

(3) CR Charge billing unit (for HLF Revenue portion) is the monthly summation of the product of "RTP-D Usage"

(4) RTP-D Revenue (excluding ESA Charge) is the monthly summation of the product of "RTP-D Usage" and hourly RTP-D prices from Alabama Power.

(5) ECR Charge billing unit (for RTP-D Revenue portion) is the monthly summation of "RTP-D Usage"

                               Kimberly Clark ESA

                       Example Load Analysis (Sample Day)

                              Actual               HLF              RTP-D              RTP-D

         Hour                  Usage             Energy             Energy            Prices              RTP-D
        Ending                 (kW)               (kW)               (kW)             ($/MWh)            Revenue

           1                        40,000             39,750               250          $0.010957              $2.74
           2                        38,000             38,000                 0          $0.010467              $0.00
           3                        33,000             33,000                 0          $0.010167              $0.00
           4                        29,000             29,000                 0          $0.009987              $0.00
           5                        25,000             25,000                 0          $0.009847              $0.00
           6                        32,000             32,000                 0          $0.009777              $0.00
           7                        39,000             39,000                 0          $0.010057              $0.00
           8                        42,000             39,750             2,250          $0.010587             $23.82
           9                        45,000             39,750             5.250          $0.011707             $61.46
          10                        45,000             39,750             5.250          $0.014277             $74.95
          11                        47,000             39,750             7,250          $0.021347            $154.77
          12                        48,000             39,750             8,250          $0.024287            $200.37
          13                        50,000             39,750            10,250          $0.027287            $279.69
          14                        50,000             39,750            10,250          $0.030287            $310.44
          15                        51,000             39,750            11,250          $0.033287            $374.48
          16                        52,000             39,750            12,250          $0.041974            $514.18
          17                        53,000             39,750            13,250          $0.034287            $454.30
          18                        51,000             39,750            11,250          $0.031287            $251.98
          19                        50,000             39,750            10,250          $0.029287            $300.19
          20                        48,000             39,750             8,250          $0.028287            $233.37
          21                        45,000             39,750             5,250          $0.026287            $138.01
          22                        40,000             39,750               250          $0.020697              $5.17
          23                        35,000             35,000                 0          $0.014517              $0.00
          24                        25,000             25,000                 0          $0.013007              $0.00

Monthly Total (kWh) (1)
                                30,390,000         26,760,000         3,630,000                           $104,397.76

Max (kW)                            53,000             39,750            13,250


(1) Monthly Total is the sum of the values in each column times 30 (i.e., for this sample calculation, it is assumed that K-C's load is the same for each day of a 30-day month)

                                    EXHIBIT D

                                  APC HLF Rate

                                    EXHIBIT E

                                  APC RTPD Rate

                                    EXHIBIT F

                      1.0 MESC FORCE MAJEURE EVENT - STEAM

            Change in KCTC Minimum Steam Processing Services Volume =

                   Minimum Steam Processing Services Volume x

                          [Days greater than 90 x 24] x

                                      8760*

                      [KCTC Maximum Steam Actual MESC KCTC

                 Processing Demand - Steam Production Capacity]
                  ---------------------------------------------
                      KCTC Maximum Steam Processing Demand

* For Contract Years that are less than 365 days in duration, the 8760 shall be reduced to an amount equal to the number of hours in such Contract Year.

                      2.0. KCTC Force Majeure Event - Steam

            Change in KCTC Minimum Steam Processing Services Volume =

                   Minimum Steam Processing Services Volume x

                         [(Days greater than 90 and less
                             than or equal to 180) x
                                   24] x 8760*
                         [KCTC Maximum Steam Actual KCTC
                   Processing Demand - Capacity to use Steam]
                    -----------------------------------------
                      KCTC Maximum Steam Processing Demand

* For Contract Years that are less than 365 days in duration, the 8760 shall be reduced to an amount equal to the number of hours in such Contract Year.

                      3.0 MESC Force Majeure Event - Power

                     Change in KCTC HLF Contract Capacity =

                          KCTC HLF Contract Capacity x

                         [KCTC Maximum Actual MESC KCTC

              Power Processing Demand - Power Processing Capacity]
               ---------------------------------------------------
                      KCTC Maximum Power Processing Demand

         Note: This formula is applied on an hourly basis for Force Majeure Events in excess of ninety (90) days to determine the KCTC HLF Capacity in such hour where the minimum demand is to be reduced based on a Force Majeure Event. The HLF Contract Capacity for a month in which some hours had such an adjustment would be equal to the average of the HLF Contract Capacity for all hours in the month.

                      4.0 KCTC Force Majeure Event - Power

                     Change in KCTC HLF Contract Capacity =

                          KCTC HLF Contract Capacity x

                      [KCTC Maximum Actual KCTC capacity to
            Power Processing Demand - use Power Processing Services]
             -------------------------------------------------------
                      KCTC Maximum Power Processing Demand

         Note: This formula is applied on an hourly basis for Force Majeure Events in excess of ninety (90) days (up through the 180th day such Force Majeure Event remains in effect) to determine the KCTC HLF Capacity in such hour where the minimum demand is to be reduced based on a Force Majeure Event. The HLF Contract Capacity for a month in which some hours had such an adjustment would be equal to the average of the HLF Contract Capacity for all hours in the month.